Filed Pursuant To Rule 424B5
Registration Nos. 333-104504 and 81791
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 2, 2003)

$575,000,000

Public Service Company of Colorado

$300,000,000 4.375% First Collateral Trust Bonds, Series No. 14 due 2008

$275,000,000 5.50% First Collateral Trust Bonds, Series No. 15 due 2014

     This is an offering of $300,000,000 of 4.375% First Collateral Trust Bonds, Series No. 14 due 2008 and $275,000,000 of 5.50% First Collateral Trust Bonds, Series No. 15 due 2014 to be issued by Public Service Company of Colorado, a Colorado corporation. We will pay interest on the first collateral trust bonds on April 1 and October 1 of each year, commencing April 1, 2004. The first collateral trust bonds, series no. 14 due 2008 will mature on October 1, 2008. The first collateral trust bonds, series no. 15 due 2014 will mature on April 1, 2014. We may redeem the first collateral trust bonds at any time, in whole or in part, at a “make whole” redemption price as described in this prospectus supplement.

     The first collateral trust bonds will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the first collateral trust bonds. Please read the information provided under the caption “Supplemental Description of the First Collateral Trust Bonds” in this prospectus supplement and “Description of the First Collateral Trust Bonds” in the accompanying prospectus for a more detailed description of the first collateral trust bonds.

     The first collateral trust bonds will be our senior secured obligations and will be secured equally and ratably with all of our other first collateral trust bonds from time to time outstanding.

     Investing in the first collateral trust bonds involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

	Price to	Underwriting	Proceeds to
	Public(1)	Discounts(2)	Us(3)

Per 4.375% First Collateral Trust Bond, Series No. 14 due 2008	99.880%	0.600%	99.280%
Total	$299,640,000	$1,800,000	$297,840,000
Per 5.50% First Collateral Trust Bond, Series No. 15 due 2014	99.261%	0.650%	98.611%
Total	$272,967,750	$1,787,500	$271,180,250

(1)	Plus accrued interest, if any, from September 9, 2003.

(2)	We have agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See “Underwriting”.

(3)	Before deduction of expenses payable by us estimated at $600,000.

     The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds to purchasers through the facilities of The Depository Trust Company on or about September 9, 2003.

Joint Book-Running Managers

Banc One Capital Markets, Inc.	McDonald Investments Inc.	UBS Investment Bank

Citigroup	U.S. Bancorp Piper Jaffray	Wells Fargo Brokerage Services, LLC

The date of this Prospectus Supplement is September 2, 2003.

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

      It is expected that delivery of the first collateral trust bonds will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). You should be advised that trading of the first collateral trust bonds may be affected by the T+5 settlement. See “Underwriting”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement, and the accompanying prospectus and the documents they incorporate by reference, contain statements that are not historical fact and constitute “forward-looking statements”. When we use words like “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, “may”, “should”, “objective”, “outlook”, “possible”, “potential”, or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	general economic conditions, including their impact on capital expenditures;

•	rating agency action;

•	our ability, and that of our affiliates, to access the capital markets and obtain credit on favorable terms;

•	business conditions in the retail and wholesale energy industry;

•	competitive factors including the extent and timing of the entry of competition in the markets we serve;

•	unusual weather;

•	effects of geopolitical events, including war and acts of terrorism;

•	state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas markets;

•	risks associated with the California and other western power markets;

•	changes in accounting principles;

•	risk factors discussed under “Risk Factors” in this prospectus supplement; and

•	the other risk factors listed from time to time by us in reports filed with the SEC.

      You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business”, “Management’s Discussion and Analysis” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2002, in our quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, and other documents on file with the Securities and Exchange Commission (“SEC”). You may obtain copies of these documents as described in the accompanying prospectus under the caption “Where You Can Find More Information”.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

PROSPECTUS SUPPLEMENT SUMMARY

      The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in our first collateral trust bonds. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus.

      In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the “Company,” “we,” “us” and “our‘ refer to Public Service Company of Colorado, a Colorado corporation, but not to the underwriters named on the cover page of this prospectus supplement.

The Company

      We were incorporated in 1924 under the laws of the State of Colorado. We are an operating utility engaged principally in the generation, purchase, transmission, distribution and sale of electricity and the purchase, transportation, distribution and sale of natural gas. We serve approximately 1.3 million electric customers and approximately 1.2 million gas customers in Colorado.

      We own the following direct subsidiaries: 1480 Welton, Inc., which owns certain of our real estate interests; PSR Investments, Inc., which owns and manages permanent life insurance policies on certain of our employees; and Green and Clear Lakes Co., which owns water rights. We also hold controlling interests in several other relatively small ditch and water companies whose capital requirements are not significant.

      We are a wholly-owned subsidiary of Xcel Energy Inc. (“Xcel Energy”), a registered holding company under the Public Utility Holding Company Act of 1935 (“PUHCA”). Among Xcel Energy’s other subsidiaries are Northern States Power Company, a Minnesota corporation, Southwestern Public Service Company, a New Mexico corporation, Northern States Power Company, a Wisconsin corporation, and NRG Energy, Inc. (“NRG”), a Delaware corporation. As a result of an exchange of shares of Xcel Energy for publicly held shares of NRG in 2002, NRG is now an indirect wholly-owned subsidiary of Xcel Energy. NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. On May 14, 2003, NRG filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

      Our principal executive offices are located at 1225 17th Street, Denver, Colorado 80202-5533 and our telephone number is (303) 571-7511.

The Offering

      The following summary contains basic information about this offering. Because this is only a summary it does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including “Supplemental Description of the First Collateral Trust Bonds”, the accompanying prospectus, including “Description of the First Collateral Trust Bonds”, and the documents referred to in this prospectus supplement and the accompanying prospectus.

Issuer	Public Service Company of Colorado

Securities Offered	$300,000,000 principal amount of 4.375% first collateral trust bonds, series no. 14 due 2008.

$275,000,000 principal amount of 5.50% first collateral trust bonds, series no. 15 due 2014.

Maturity	October 1, 2008 for the 4.375% first collateral trust bonds, series no. 14 due 2008.

April 1, 2014 for the 5.50% first collateral trust bonds, series no. 15 due 2014.

Interest Rate	4.375% per year for the first collateral trust bonds, series no. 14 due 2008.

5.50% per year for the first collateral trust bonds, series no. 15 due 2014.

Interest Payment Dates	April 1 and October 1 of each year, beginning on April 1, 2004.

Ranking	The first collateral trust bonds will be our senior secured obligations and will be secured equally and ratably with all of our other outstanding first collateral trust bonds. As of June 30, 2003, $1.793 billion of our first collateral trust bonds were outstanding and an additional $230 million of our first mortgage bonds were outstanding.

Collateral	Each series of first collateral trust bonds is secured by our first mortgage bonds, which are secured by a first mortgage lien on substantially all of our electric and gas utility properties, subject to limited exceptions, and by a second mortgage lien on substantially all of our electric utility properties, subject to limited exceptions.

Ratings	The first collateral trust bonds have been assigned a rating of “BBB+” (CreditWatch positive) by Standard & Poor’s Ratings Services (“Standard & Poor’s”) and “Baa1” (stable outlook) by Moody’s Investors Service, Inc. (“Moody’s”), in each case subject to final documentation. For a description of recent events affecting our credit ratings, see “Risk Factors”. Ratings from credit rating agencies are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the applicable rating agency and should be evaluated independently of any other ratings.

Optional Redemption	We may redeem either or both series of the first collateral trust bonds at any time, in whole or in part, at a “make whole” redemption price equal to the greater of (1) the principal amount of first collateral trust bonds of the particular series being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first collateral trust bonds of the particular series being redeemed, discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below under the caption “Supplemental Description of the First Collateral Trust Bonds”) plus 15 basis points, in the case of the first collateral trust bonds series no. 14 due 2008, and 20 basis points, in the case of the first collateral trust bonds series no. 15 due 2014, plus in each case accrued and unpaid interest to the date fixed for redemption. We may redeem, in whole or in part, one series of the first collateral trust bonds offered hereby without redeeming the other series.

Sinking Fund	None.

Use of Proceeds	The net proceeds from the sale of the first collateral trust bonds, after deducting the underwriting discounts and our estimated offering expenses, will be approximately $568 million. We will use the net proceeds from the sale of the first collateral trust bonds for general corporate purposes, including the repayment of short-term debt. See “Use of Proceeds” on page S-18. As of September 1, 2003, our short-term debt aggregated approximately $565 million.

Trustee	U.S. Bank Trust National Association.

Ratio of Earnings to Fixed Charges

      Our ratio of earnings to fixed charges were as follows for the periods indicated in the table below.

	Six Months
	Ended
	June 30,	Year Ended December 31,

	2003	2002	2001	2000	1999	1998

Ratio of Earnings to Fixed Charges	2.1	2.7	2.8	2.2	2.3	2.4

      For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees; and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component of leases, distributions on redeemable securities of subsidiary trust and amortization of debt discount, premium and expense.

RISK FACTORS

      You should carefully consider the risks described below as well as other information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus before purchasing our first collateral trust bonds. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in our first collateral trust bonds. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first collateral trust bonds, and this could result in your losing all or part of your investment.

Risks Related to Our Relationship to Xcel Energy and NRG

As we are a subsidiary of Xcel Energy, we may be negatively affected by events at Xcel Energy and its affiliates, particularly NRG. NRG is in default under its debt obligations and, along with many of its subsidiaries, has filed a voluntary petition for protection under the bankruptcy laws. The creditors of NRG and its subsidiaries could attempt to make claims against Xcel Energy or us, including claims to substantively consolidate our assets and liabilities with those of NRG and/or to substantively consolidate our assets and liabilities with those of Xcel Energy or NRG, and claims against Xcel Energy under piercing the corporate veil, alter ego, control person or related theories. These claims, if successful, could have a material adverse effect on our financial condition and liquidity, on the value of the first collateral trust bonds and on our ability to make payments on the first collateral trust bonds.

      We are an operating electric and gas utility and a subsidiary of Xcel Energy Inc. Xcel Energy has a number of other utility and non-utility subsidiaries, including NRG Energy, Inc.

      Since mid-2002, NRG has experienced severe financial difficulties, resulting primarily from lower prices for power and declining credit ratings. These financial difficulties have caused NRG to, among other things, fail to make payments of interest and/or principal aggregating over $400 million on indebtedness of over $4 billion outstanding and incur asset impairment charges and other costs in excess of $3 billion as of and for the year ended December 31, 2002. These asset impairment charges include write-offs for anticipated losses on sales of several projects as well as anticipated losses related to projects to which NRG has stopped funding. Given the changing business conditions for NRG and the resolution of its plan of reorganization discussed below, additional significant asset impairments may be recorded by NRG.

      On March 26, 2003, Xcel Energy’s board of directors approved a tentative settlement with holders of most of NRG’s long-term notes and the steering committee representing NRG’s bank lenders regarding alleged claims of such creditors against Xcel Energy, including claims related to the support and capital subscription agreement between Xcel Energy and NRG dated May 29, 2002 (the “Support Agreement”). Under the terms of the tentative settlement, Xcel Energy would pay up to $752 million to NRG to settle claims of NRG against Xcel Energy, including all claims under the Support Agreement, claims of NRG creditors who elect to release Xcel Energy under the NRG plan of reorganization and any potential claims against Xcel Energy for fraudulent transfer, breach of fiduciary duty, payments made by NRG to Xcel Energy, any veil piercing, alter ego or control person theories, unjust enrichment, fraud, misrepresentations and violations of state or federal securities laws. The settlement contemplates that Xcel would pay up to $752 million to NRG, as follows:

•	$350 million would be paid at or shortly following the effective date of the NRG plan of reorganization. It is expected that this payment would be made in early 2004.

•	$50 million would also be paid in early 2004, and all or part of such payment could be made, at Xcel Energy’s election, in Xcel Energy common stock.

•	Up to $352 million would be paid on April 30, 2004, unless at such time Xcel Energy had not received tax refunds equal to $352 million associated with the loss on its investment in NRG. To the extent that Xcel Energy had not received such refunds, the April 30 payment would be due on May 30, 2004.

      On May 14, 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. Neither Xcel Energy nor any of its other subsidiaries, including us, were included in the filing. NRG’s plan of reorganization filed with the U.S. Bankruptcy Court for the Southern District of New York incorporates the terms of an overall settlement (based on the settlement discussed above) among Xcel Energy, NRG and NRG’s major creditor constituencies that provides for payments by Xcel Energy to NRG, and that NRG will pay in turn to its creditors, of up to $752 million.

      A plan support agreement reflecting this overall settlement has been signed by Xcel Energy, NRG, holders of approximately 40% in principal amount of NRG’s long-term notes and bonds along with two NRG banks who serve as co-chairs of the global steering committee for the NRG bank lenders. The terms of the plan support agreement with NRG’s major creditors are basically the same as the March 26, 2003 tentative settlement discussed above. This plan support agreement will become effective upon execution by holders of approximately an additional ten percent in principal amount of NRG’s long-term notes and bonds and by a majority of NRG bank lenders representing at least two-thirds in principal amount of NRG’s bank debt. The plan support agreement may not receive the requisite signatures prior to the effective date of the reorganization. Instead, the plan support agreement may be superseded by various settlement agreements which would incorporate the terms of the plan of reorganization and would be subject to approval in connection with the confirmation of the plan of reorganization. If approved, these agreements would be expected to be executed when the plan of reorganization is confirmed.

      Consummation of the overall settlement, including Xcel Energy’s obligations to make the payment described above, is contingent upon, among other things, the following:

(1) The effective date of the NRG plan of reorganization occurring on or prior to December 15, 2003;

(2) The final plan of reorganization approved by the bankruptcy court and related documents containing terms satisfactory to Xcel Energy, NRG and various groups of the NRG creditors;

(3) The receipt of releases in favor of Xcel Energy from holders of at least 85 percent of the unsecured claims held by NRG’s creditors (including releases from 100 percent of NRG’s bank creditors); and

(4) The receipt by Xcel Energy of all necessary regulatory and other approvals.

      On July 22, 2003, Xcel Energy and NRG submitted a joint application to the Federal Energy Regulatory Commission (the “FERC”) requesting approval for Xcel Energy to dispose of its interest in NRG by implementing the proposed plan of reorganization filed in the NRG bankruptcy proceeding. The applicants requested a 30-day comment period and FERC approval as expeditiously as possible, but no later than October 22, 2003.

      On July 28, 2003, Xcel Energy and NRG submitted an application to the SEC under the PUHCA seeking authorization under the Act to perform those acts and consummate those transactions contemplated as part of NRG’s proposed plan of reorganization.

      The NRG plan of reorganization provides that NRG, certain of its direct and indirect majority-owned subsidiaries and, to the maximum extent permitted by law, each creditor of NRG would be deemed to have released Xcel Energy, as of the effective date of the plan of reorganization, from claims against Xcel Energy related to NRG or the NRG bankruptcy, whether or not such creditor has participated in or voted in favor of the plan of reorganization or provided Xcel Energy with a release. However, it is not certain that the bankruptcy court will approve the deemed release by those NRG subsidiaries and NRG creditors that do not voluntarily release Xcel Energy. Moreover, NRG’s plan of reorganization, which also incorporates the terms of the overall settlement, might not be confirmed by the bankruptcy court in the form originally filed with the bankruptcy court. Even if NRG’s plan of reorganization is confirmed, the confirmation order may be appealed and stayed, potentially delaying the consummation of the settlement. Because many of the conditions to the overall settlement, and ultimately confirmation of the entire plan of reorganization, are not within Xcel Energy’s control, the settlement may not be effectuated in a timely manner, or at all. If the settlement is not effectuated, Xcel Energy’s potential exposure to NRG and its creditors could exceed $752 million.

      If the overall settlement is not effectuated in the NRG bankruptcy proceeding, NRG or its creditors could seek to substantively consolidate Xcel Energy and/or us with NRG or could assert other claims against Xcel Energy under piercing the corporate veil, alter ego, control person or other related theories. Even if the settlement is effectuated, those creditors of NRG who did not release Xcel Energy could seek to substantively consolidate Xcel Energy and/or us with NRG or could assert other claims against Xcel Energy under piercing the corporate veil, alter ego, control person or other related theories.

      The equitable doctrine of substantive consolidation would permit a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities’ assets and liabilities and treat them as though held and incurred by one entity where the interrelationship among the entities warrants such consolidation. Substantive consolidation is an equitable remedy in bankruptcy that results in the pooling of assets and liabilities of a debtor with one or more of its debtor affiliates or, in very rare circumstances, non-debtor affiliates, solely for the purposes of the bankruptcy case, including treatment under a reorganization plan. The practice of substantive consolidation is not expressly authorized under the Bankruptcy Code and there are no definitive rules as to when a court will order substantive consolidation. Courts agree, however, that substantive consolidation should be invoked sparingly. A court’s decision whether to order substantive consolidation turns primarily on the facts of the case.

      Circumstances that courts have generally considered in determining whether to substantively consolidate the assets and liabilities of a debtor and one or more of its affiliated entities in cases under the Bankruptcy Code include: (a) whether such entities operate independently of one another; (b) whether corporate or other applicable organizational formalities are observed in the operation of such entities; (c) whether the assets of such entities are kept separate and whether records are kept that permit the segregation of the assets and liabilities of such entities; (d) whether such entities hold themselves out to the public as separate entities; (e) whether such entities have maintained separate financial statements; (f) whether such entities have made intercompany guarantees on loans; (g) whether such entities share common officers, directors or employees; (h) whether the creditors have relied on the financial condition of an entity separately from the financial condition of the entity proposed to be consolidated in extending credit; (i) whether the consolidation of, or the failure to consolidate, the assets and liabilities of such entities will result in unfairness to creditors; and (j) whether consolidation of such entities will adversely impact the chances of a successful reorganization.

      If NRG or its creditors were to assert claims of substantive consolidation, or piercing the corporate veil, alter ego, control person or related theories, in the NRG bankruptcy proceeding, the bankruptcy court could resolve the issue in a manner adverse to us or Xcel Energy, thus making our or its assets available to satisfy NRG’s obligations. One of the creditors of an NRG project that filed involuntary bankruptcy proceedings against that project included claims against NRG and has separately made claims against Xcel Energy relating to that project. Other creditors of NRG projects have also threatened, or may threaten, to make similar or other substantial claims against Xcel Energy based on its control of NRG.

      If the bankruptcy court were to allow substantive consolidation of us with NRG or with NRG and Xcel Energy, it could have a material adverse effect on us and on our ability to make payments on the first collateral trust bonds and, in any event, would likely preclude Xcel Energy from making loans or equity contributions to us and from providing credit support to us and would likely disrupt all our relationships with Xcel Energy, including its provision of administrative services to us. If another court were to allow other related claims against Xcel Energy, including claims related to employee benefits or taxes, it could have similar consequences for us. In addition, these events may cause Xcel Energy to seek additional or accelerated funding from us in the form of cash dividends. If such funding were to occur, we may need to seek alternative sources of funds to meet our cash needs.

If Xcel Energy were to become obligated to make payments under various guarantees and bond indemnities or Xcel Energy’s credit ratings and access to capital were restricted, it would limit Xcel Energy’s ability to contribute equity or make loans to us, or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet our cash needs.

      Xcel Energy provides various guarantees and bond indemnities supporting some of its subsidiaries by guaranteeing the payment or performance by these subsidiaries of specified agreements or transactions. Xcel Energy’s exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of Xcel Energy’s guarantees limit its exposure to a maximum amount that is stated in the guarantees. As of June 30, 2003, Xcel Energy had guarantees outstanding with a maximum stated amount of approximately $467 million and actual aggregate exposure of approximately $63 million, which amount will vary over time. Xcel Energy has provided indemnities to sureties in respect of bonds for the benefit of its subsidiaries. The total amount of bonds with these indemnities outstanding as of June 30, 2003 was approximately $71 million, of which $3 million relates to NRG and its subsidiaries. If Xcel Energy were to become obligated to make payments under these guarantees and bond indemnities, it could limit Xcel Energy’s ability to contribute equity or make loans to us, or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet our cash needs.

      If either Standard & Poor’s or Moody’s were to downgrade Xcel Energy’s credit rating below investment grade, Xcel Energy may be required to provide credit enhancements in the form of cash collateral, letters of credit or other security to satisfy part or potentially all of these exposures. If both Standard & Poor’s and Moody’s were to downgrade Xcel Energy’s debt securities below investment grade, it would increase Xcel Energy’s cost of capital and restrict its access to the capital markets. This would limit Xcel Energy’s ability to contribute equity or make loans to us, or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet our cash needs.

      We rely on Xcel Energy Services, a subsidiary service company of Xcel Energy, for many administrative services. If Xcel Energy were to experience severe financial difficulties, it could temporarily disrupt the provision of these services or cause us to provide those services ourselves, at potentially greater cost.

Xcel Energy is subject to regulatory restrictions on accessing capital. If Xcel Energy is not able to extend and/or increase its financing authority, or if Xcel Energy fails to meet financing conditions imposed on it by the SEC under PUHCA, Xcel Energy would be prevented from raising capital by issuing securities, forcing us to seek alternate sources of funds to meet our cash needs.

      PUHCA contains limitations on the ability of registered holding companies and certain of their subsidiaries to issue securities. Such registered holding companies and their subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC. For utility subsidiaries like us, one of the exemptive rules permits utilities to issue securities to finance their business so long as the issuance has been approved by the appropriate state utility commission. In our case, this first collateral trust bond offering and our other borrowings have been authorized by the Public Utilities Commission of the State of Colorado (the “CPUC”) and are exempt under this rule. To the extent we wish to issue securities that are not exempt by rule under PUHCA, we will need to seek authorization from the SEC under PUHCA.

      Because Xcel Energy does not qualify for any of the main exemptive rules, it sought and received financing authority from the SEC under PUHCA for various financing arrangements. Xcel Energy’s current financing authority permits it, subject to satisfaction of certain conditions, to issue through September 30, 2003 up to $2 billion of common stock and long-term debt and $1.5 billion of short-term debt at the holding company level. Xcel Energy has issued $2 billion of long-term debt and common stock. Consequently, absent further authorization from the SEC under PUHCA, Xcel Energy will not be able to issue any additional common stock (other than through benefit plans or dividend reinvestment) or long-term debt. Xcel Energy has requested an extension of its financing authority to September 30, 2004 and an increase in that authority to $2.5 billion of long-term debt and common stock.

      One of the conditions of the original financing order, which also included authorization for intrasystem loans for the Xcel Energy subsidiaries to the extent not otherwise exempt, and a condition that would be included in the proposed extension, was that Xcel Energy’s ratio of common equity to total capitalization, on a consolidated basis, be at least 30%.

      During 2002, Xcel Energy was required to record significant asset impairment losses from sales or divestitures of NRG assets and businesses, from NRG’s canceling or deferring the funding of certain projects under construction and from NRG’s deciding not to contribute additional funds to certain projects already operating. As a result, Xcel Energy’s common equity ratio fell below 30%. As of June 30, 2003 and taking into account the effects of the deconsolidation of NRG following its bankruptcy filing, Xcel Energy’s common equity ratio was approximately 39.0%. It is possible that Xcel Energy may be required to recognize further losses at NRG and that its common equity ratio may fall below the 30% level.

      If the SEC does not extend and increase Xcel Energy’s financing authority or if Xcel Energy’s common equity ratio falls below the 30% level, and Xcel Energy is unable to obtain additional relief from the SEC, Xcel Energy may not be able to issue securities, which could limit its ability to contribute equity or make loans to us or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends. If such event were to occur, we may need to seek alternative sources of funds to meet our cash needs. Alternative sources of funds could include the issuance of additional first collateral trust bonds or other debt securities. No assurance can be given that such alternatives will be available to us in required amounts or at reasonable costs.

In 2002, our credit ratings were lowered and could be further lowered as a consequence of changes in the credit ratings of our affiliates or otherwise. If this were to occur, the value of the first collateral trust bonds could be reduced.

      Our senior secured debt has been assigned a rating of “BBB+” (CreditWatch positive) by Standard & Poor’s and of “Baa1” (stable outlook) by Moody’s. Our commercial paper has been assigned a short-term rating of “A-2” by Standard & Poor’s and of “P2” by Moody’s.

      The reductions in our credit ratings and those of Xcel Energy and the other operating utilities of Xcel Energy in 2002 occurred in the context of a severe deterioration in the credit ratings of NRG that began in 2001 and continued in 2002.

      Any future downgrade of our securities will likely increase our cost of capital and reduce our access to the capital markets. This could adversely affect our financial condition and results of operations. We cannot assure you that any of our current ratings or those of our affiliates, including Xcel Energy and NRG, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Further, adverse developments related to the NRG bankruptcy case, particularly as they might affect Xcel Energy or us, could have an adverse effect on our credit ratings. Any lowering of the rating of our first collateral trust bonds would likely reduce the value of the first collateral trust bonds offered hereby.

Any reduced access to sources of liquidity may increase our cost of capital and our dependence on bank lenders and external capital markets.

      Historically, we have relied on bank lines of credit, the commercial paper market and capital contributions from Xcel Energy to supplement our operating cash flow in order to meet the short-term liquidity requirements of our business. If Xcel Energy’s access to the capital markets is impaired, it could limit Xcel Energy’s ability to contribute equity or make loans to us or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends.

      We also rely on accessing the capital markets to support our capital expenditure programs and other capital requirements to maintain and build our utility infrastructure and comply with future requirements such as installing emission-control equipment. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures and other investments may be adversely affected.

We are a wholly-owned subsidiary of Xcel Energy. Xcel Energy can exercise substantial control over our dividend policy and business and operations and may exercise that control in a manner that may be perceived to be adverse to our interests.

      All members of our board of directors, as well as many of our executive officers, are officers of Xcel Energy. Our board makes determinations with respect to the following:

•	our payment of dividends;

•	decisions on our financings and our capital raising activities;

•	mergers or other business combinations; and

•	our acquisition or disposition of assets.

      Historically we have paid quarterly dividends to Xcel Energy. In 2001, 2002 and the first six months of 2003, we paid $221 million, $231 million and $119 million of dividends to Xcel Energy, respectively. Our board of directors could decide to increase dividends, within the limitations of our financial covenants and credit rating objectives, to Xcel Energy to support its cash needs. This could adversely affect our liquidity. Under PUHCA, we can only pay dividends out of current earnings and retained earnings without the prior approval of the SEC. At June 30, 2003, our retained earnings were approximately $417 million.

Recent and ongoing lawsuits relating to Xcel Energy’s ownership of NRG could impair Xcel Energy’s profitability and liquidity and could divert the attention of our management.

      Our President and Chief Executive Officer, Wayne H. Brunetti, and our former Chief Financial Officer, Edward J. McIntyre, have served in similar capacities at Xcel Energy. On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, Chairman, President and Chief Executive Officer of Xcel Energy; Edward J. McIntyre, former Vice President and Chief Financial Officer of Xcel Energy; and James J. Howard, former Chairman of Xcel Energy, as defendants. Among other things, the complaint alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder related to allegedly false and misleading disclosures concerning various issues, including “round trip” energy trades, the existence of cross-default provisions in Xcel Energy’s and NRG’s credit agreements with lenders, NRG’s liquidity and credit status, the supposed risks to Xcel Energy’s credit rating and the status of Xcel Energy’s internal controls to monitor trading of its power. Since the filing of the lawsuit on July 31, 2002, several additional lawsuits were filed with similar allegations, one of which added claims on behalf of a purported class of purchasers of two series of NRG senior notes issued by NRG in January 2001. The cases have all been consolidated and a consolidated amended complaint has been filed. The amended complaint charges false and misleading disclosures concerning “round trip” energy trades and the existence of provisions in Xcel Energy’s credit agreements with lenders for cross-defaults in the event of a default by NRG; it adds as additional defendants Gary R. Johnson, our Vice President and General Counsel and also the Vice President and General Counsel of Xcel Energy, Richard C. Kelly, our Vice President and Chief Financial Officer and also the Vice President and Chief Financial Officer of Xcel Energy, two former executive officers of NRG (David H. Peterson and Leonard A. Bluhm), one current executive officer of NRG (William T. Pieper) and a former independent director of NRG (Luella G. Goldberg); and it adds claims of false and misleading disclosures (also regarding “round trip” trades and the cross-defaults provisions) under Section 11 of the Securities Act of 1933. On August 15, 2002, a shareholder derivative action was filed in the same court as the class actions described above purportedly on Xcel Energy’s behalf, against Xcel Energy’s directors and certain present and former officers, citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. Subsequently, two additional derivative actions were filed in the state trial court for Hennepin County, Minnesota, against essentially the same defendants, focusing on alleged wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish and maintain adequate accounting controls, abuse of control and gross mismanagement. In addition, complaints have been filed against Xcel Energy, certain of Xcel Energy’s present and former officers and directors and the members of Xcel Energy’s board of directors in the United States District Court for the District of Colorado under the Employee Retirement Income Security Act by participants in Xcel Energy’s 401(k) plan and employee stock option plan, alleging breach of fiduciary duty in allowing or encouraging purchase, contribution and/or retention of Xcel Energy’s common stock in the plans, and misleading statements and omissions in that regard, and purporting to represent classes from as early as September 23, 1999 forward. Xcel Energy has filed motions to dismiss the claims in each of these matters. None of the motions has yet been ruled upon.

      On February 26, 2003, Fortistar Capital, Inc. and Fortistar Methane, LLC (together, “Fortistar”) filed a $1 billion lawsuit in the Federal District Court for the Northern District of New York against Xcel Energy and five present or former employees of NRG and NEO Corp., a wholly-owned subsidiary of NRG. In the lawsuit, Fortistar claims that the defendants violated the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and committed fraud by engaging in a pattern of negotiating and executing agreements “they intended not to comply with” and “made false statements later to conceal their fraudulent promises”. The allegations against Xcel Energy are, for the most part, limited to purported activities related to the contract for NRG’s Pike Energy power facility in Mississippi and statements related to an “equity infusion” into NRG by Xcel Energy. The plaintiffs allege damages of some $350 million and also assert entitlement to a trebling of these damages under the provisions of RICO. The present and former NRG and NEO Corp. officers and employees have requested indemnity from NRG and NRG is now examining these requests. Xcel Energy cannot at this time estimate the likelihood of an unfavorable outcome to the defendants in this lawsuit.

      On October 17, 2002, Stone & Webster, Inc. and Shaw Constructors, Inc. filed an action in the United States District Court for the Southern District of Mississippi against Xcel Energy; Wayne H. Brunetti, Chairman, President and Chief Executive Officer of Xcel Energy; Richard C. Kelly, Vice President and Chief Financial Officer of Xcel Energy; and NRG, NRG Granite Acquisition L.L.C. and Granite Power Partners II L.P. Plaintiffs allege they had a contract with a single purpose NRG subsidiary for the construction of a power generation facility, which was abandoned before completion but after substantial sums had been spent by plaintiffs. They allege breach of contract, breach of an NRG guarantee, breach of fiduciary duty, tortious interference with contract, detrimental reliance, misrepresentation, conspiracy and aiding and abetting, and seek to impose alter ego liability on defendants other than the contracting NRG subsidiary through piercing the corporate veil. The complaint seeks compensatory damages of at least $130 million plus demobilization and cancellation costs and punitive damages at least treble the compensatory damages.

      If any one or a combination of these cases or other similar claims result in a substantial monetary judgment against Xcel Energy or are settled on unfavorable terms, Xcel Energy’s results of operations and liquidity could be materially adversely affected and it could limit Xcel Energy’s ability to contribute equity or make loans to us or may cause Xcel Energy to seek additional or accelerated funding from us in the form of dividends.

Risks Associated with Our Business

Our profitability depends on our ability to recover costs from our customers and there may be changes in circumstances or in the regulatory environment that impair our ability to recover costs from our customers.

      The profitability of our utility operations is dependent on our ability to recover costs related to providing energy and utility services to our customers. Although we believe that the current regulatory environment applicable to our business would permit us to recover the costs of our utility services, it is possible that there could be changes in circumstances or in the regulatory environment that would impair our ability to recover costs historically absorbed by our customers.

      In light of the financial troubles regarding Xcel Energy and NRG, we face enhanced scrutiny from our state regulators. The CPUC has asked for information related to the impact of NRG’s financial circumstances on us but has not begun a formal investigation although the CPUC has opened a docket to consider whether our cost of debt has been adversely affected by the financial difficulties at NRG and, if so, whether any adjustments to our cost of capital should be made in connection with our 2002 annual electric department earnings test. Further, these events could negatively impact the positions taken by the CPUC in our pending and future rate proceedings. This could result in reduced recovery of our costs. State utility commissions generally possess broad powers to ensure that the needs of the utility customers are being met. We may be asked to ensure that our customers are not harmed as a result of NRG’s financial troubles or bankruptcy filing.

      The FERC has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce, hydro facility licensing and certain other activities of our utility subsidiaries. Federal, state and local agencies also have jurisdiction over many of our other activities.

      We are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations and hence could materially and adversely affect our ability to meet our financial obligations, including making payments on the notes.

The rates we charge our customers are subject to regulation by state and federal agencies. These agencies could decide to decrease our rates or deny rate increases that we have requested. If we receive unfavorable regulatory treatment, our financial condition could be negatively affected.

      General Rate Case. We are subject to the jurisdiction of the CPUC with respect to, among other things, the rates we can charge retail customers. The CPUC recently approved a settlement agreement relating to our general rate case that, among other things, provides for:

•	annual base rate decreases of approximately $33 million for natural gas and $230,000 for electricity, including an annual reduction to electric depreciation expense of approximately $20 million, effective July 1, 2003;

•	an interim adjustment clause that recovers 100 percent of prudently incurred 2003 electric fuel and purchased energy expense (but not demand charges for capacity) above the expense recovered through electric base rates during 2003; this clause is projected to recover energy costs totaling approximately $216 million in 2003;

•	a new electric commodity adjustment clause (“ECA”) for 2004 through 2006, with an $11.25 million cap on any cost sharing over or under an allowed ECA formula rate; and

•	an authorized return on equity of 10.75 percent for electricity and 11.0 percent for natural gas and thermal energy.

      We may not increase these rates without the approval of the CPUC. The CPUC may determine not to approve any such requested increases.

      Fuel Adjustment Clause Proceedings. Certain of our wholesale power customers have filed complaints with the FERC alleging that we have been improperly collecting certain fuel and purchased energy costs through the wholesale fuel cost adjustment clause included in their rates. The FERC consolidated these complaints and set them for hearing. In rebuttal testimony the complainants filed on August 1, 2003, they quantified their claims at approximately $30 million. During the week of August 18, 2003, we reached agreements in principle with all of the complainants under which such claims, as well as issues those customers had raised in response to our proposal to change the base demand and energy rates applicable to wholesale requirements sales, were compromised and settled. Under the settlement agreements we will make cash payments or billing credits to certain of the complaining customers totaling approximately $1.5 million. The settlements also provide for revisions to the base demand and energy rate filed in the wholesale electric rate case that is currently pending before the FERC.

      We had an incentive cost adjustment (“ICA”) cost recovery mechanism in place for periods prior to calendar 2003, as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2002. The CPUC conducted a proceeding to review and approve the incurred and recoverable 2001 costs under the ICA. In April 2003, the CPUC Staff and an intervenor filed testimony recommending disallowance of fuel and purchased energy costs, which, if granted, would result in a $30 million reduction in recoverable 2001 ICA costs. On July 10, 2003, a stipulation and settlement agreement was filed with the CPUC, which resolved all issues. Under the stipulation and settlement agreement, the recoverable costs under the ICA for the years 2001 and 2002 will be reduced by approximately $1.6 million. Additional evaluation of 2002 recoverable ICA costs will be conducted in a future CPUC proceeding. In addition, the stipulation and settlement agreement provides for a prospective rate design adjustment related to the maximum allowable natural gas hedging costs that will be a part of the electric commodity adjustment for 2004 and is expected to reduce 2004 rates by an estimated $4.6 million. The impact of the stipulation and settlement agreement thus will be approximately $6.2 million. The stipulation and settlement agreement is pending before the CPUC for approval.

      At June 30, 2003, we had recorded our deferred fuel and purchased energy costs based on the expected rate recovery of our costs as filed in the above rate proceedings, without the adjustments proposed by various parties. Pending the outcome of these regulatory proceedings, we cannot at this time determine whether any customer refunds or disallowances of our deferred costs will be required other than as discussed above.

      If the proceedings before the CPUC and FERC are not resolved in our favor, this could have a negative impact on our financial condition and results of operations.

We are subject to commodity price risk, credit risk and other risks associated with energy markets.

      We are exposed to market and credit risks in our generation, retail distribution and energy trading operations. The level of these risks are materially reduced by retail fuel and energy expenses adjustment clauses which allow certain costs to be recovered from retail customers. To minimize the risk of market price and volume fluctuations, we enter into physical and financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, distillate fuel oil, electricity and coal. However, physical and financial derivative instrument contracts do not completely eliminate risks, including commodity price changes, market supply shortages, credit risk and interest rate changes. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

      Credit risk includes the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and we could incur losses.

      We mark our energy trading portfolio to estimated fair market value on a daily basis (mark-to-market accounting), which causes earnings variability. Quoted market prices are utilized in determining the value of electric energy, natural gas and related derivative commodity instruments. For longer-term positions, which are currently limited to a delivery period not to extend beyond December 31, 2004, and certain short-term transactions for which market prices are not available, we utilize models based on forward price curves. These models incorporate estimates and assumptions as to a variety of factors such as pricing relationships between various energy commodities and geographic locations. Actual experience can vary significantly from these estimates and assumptions.

We may be subject to enhanced scrutiny and potential liabilities as a result of our trading operations. Further, trading operations conducted by Xcel Energy through its subsidiaries could adversely affect Xcel Energy and its ability to contribute equity or make loans to us.

      On May 8, 2002, in response to disclosure by Enron Corporation of certain trading strategies used in 2000 and 2001 that may have violated market rules, the FERC ordered all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator or Power Exchange, including us, to respond to data requests, including requests about the use of certain trading strategies. On May 22, 2002, Xcel Energy reported to the FERC that it had not engaged directly in the trading strategies identified in the May 8th inquiry. However, Xcel Energy reported that at times during 2000 and 2001, its regulated operations did sell energy to another energy company that may then have resold the electricity for delivery into California as part of an overstated electricity load in schedules submitted to the California Independent System Operator. During that period, Xcel Energy’s regulated operations made sales to the other electricity provider of approximately 8,000 megawatt-hours in the California intra-day market, which resulted in revenues to Xcel Energy of approximately $1.5 million. Xcel Energy cannot determine from its records what part of such sales was associated with over-schedules due to the volume of records and the relatively small amount of sales.

      To supplement the May 8, 2002 request, on May 21, 2002, the FERC ordered all sellers of wholesale electricity and/or ancillary services in the United States portion of the Western Systems Coordinating Council during 2000 and 2001 to report whether they had engaged in activities referred to as “wash”, “round trip” or “sell/buyback” trading. On May 31, 2002, Xcel Energy reported to the FERC that it had not engaged in so-called “round trip” electricity trading as identified in the May 21, 2002 inquiry.

      On May 13, 2002, independently and not in response to any regulatory inquiry, Xcel Energy reported that we had engaged in transactions in 1999 and 2000 with the trading arm of Reliant Resources, Inc. (“Reliant”) in which we bought power from Reliant and simultaneously sold the same quantity back to Reliant. For doing this, we normally received a small profit. We made a total pretax profit of approximately $110,000 on these transactions. These transactions included one trade with Reliant in which we simultaneously bought and sold power at the same price without realizing any profit. In this transaction, we agreed to buy from Reliant 15,000 megawatts per hour, during the off-peak hours of the months of November and December 1999. Collectively, these sales with Reliant consisted of approximately 10 million megawatt hours in 1999 and 1.8 million megawatt hours in 2000 and represented approximately 55 percent of our trading volumes for 1999 and approximately 15 percent of our trading volumes for 2000. The purpose of the non-profit transaction was in expectation of entering into additional future for-profit transactions, such as the ones described above. We engaged in these transactions with Reliant for the proper commercial objective of making a profit. We did not enter into these transactions to inflate volumes or revenues and, at the time the transactions occurred, the transactions were reported net in our financial statements.

      Xcel Energy has also received a subpoena from the SEC for documents concerning “round trip trades”, as identified in the subpoena, in electricity and natural gas with Reliant for the period January 1, 1999 to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name Xcel Energy as a subject of the investigation. Based upon accounts in the public press, management believes that similar subpoenas in the same investigation have been served on other industry participants. Xcel Energy and we are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

      If it were to be determined that we acted improperly in connection with these trading activities, we could be subject to a range of potential sanctions, including civil penalties and loss of market-based trading authority.

      In addition, a number of actions have been filed in state and federal courts relating to power sales in California and other Western markets from May 2000 through June 2001. Although we have not been named in the California litigation, it is possible that we could be brought into the pending litigation, or named in future proceedings. There are also actions pending at FERC regarding these and similar issues.

We cannot assure you that we will not have to pay refunds or other damages as a result of these proceedings. Any such refunds or damages could have an adverse effect on our financial condition and results of operations.

      Pursuant to a formal order of investigation, on June 17, 2002 the Commodity Futures Trading Commission (the “CFTC”) issued broad subpoenas to Xcel Energy on behalf of its affiliates, including us, calling for production, among other things, of “all documents related to natural gas and electricity trading”. Since that time, Xcel Energy has produced documents and other materials in response to numerous more specific requests under the June 17, 2002 subpoenas. Certain of these requests and Xcel Energy’s responses have concerned so-called “round-trip trades”. By a subpoena dated January 29, 2003 and related letter requests, the CFTC has requested that Xcel Energy produce all documents related to all data submittals and documents provided to energy industry publications. Also beginning on January 29, 2003, the CFTC has sought testimony from twenty current and former employees and executives, and may seek additional testimony from other employees and executives, concerning the reporting of energy transactions to industry publications. Xcel Energy has produced documents and other materials in response to the January 29, 2003 subpoena, including documents identifying instances where Xcel Energy’s subsidiary, e prime, inc., reported natural gas transactions to an industry publication in a manner inconsistent with the publication’s instructions.

      As a result of Xcel Energy’s own ongoing investigation of this matter, representatives of Xcel Energy met on June 12, 2003 with representatives of the CFTC and the Office of the United States Attorney for the District of Colorado. Xcel Energy has determined that e prime employees reported inaccurate trading information to one industry publication and may have reported inaccurate transaction information to other industry publications. e prime ceased reporting to publications in 2002.

      A number of energy companies have stated in documents filed with the FERC that employees reported fictitious natural gas transactions to industry publications. Several companies have agreed to pay between $3 million and $20 million to the CFTC to settle alleged violations related to the reporting of fictitious transactions. These and other energy companies are also subject to a recent order by the FERC placing requirements on natural gas marketers related to reporting, as well as a FERC policy statement regarding reporting of price indices. In addition, two individual traders from the companies that have been fined have been charged in criminal indictments with reporting fictitious transactions.

      Xcel Energy continues to investigate this matter, and e prime has suspended and terminated several employees in connection with the reporting of inaccurate natural gas transactions to industry publications. Nevertheless, Xcel Energy believes that none of e prime’s reporting to industry publications had any effect on the financial accounting treatment of any transaction recorded in Xcel Energy’s books and records. However, Xcel Energy is unable to determine if any reporting of inaccurate trade information to industry publications affected price indices. Xcel Energy is cooperating in the CFTC investigation, but cannot predict the outcome of any investigation.

Our parent company, Xcel Energy, received a Notice of Violation from the United States Environmental Protection Agency (the “EPA”) alleging violations of the New Source Review requirements of the Clean Air Act at two of our stations in Colorado. The ultimate financial impact to us is uncertain at this time.

      On November 3, 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the Clean Air Act’s New Source Review (“NSR”) requirements related to alleged modifications of electric generating stations located in the South and Midwest. Subsequently, the EPA also issued requests for information pursuant to the Clean Air Act to numerous other electric utilities, including Xcel Energy and us, seeking to determine whether these utilities engaged in activities that may have been in violation of the NSR requirements. In 2001, Xcel Energy responded to the EPA’s initial information requests related to our plants in Colorado.

      On July 1, 2002, Xcel Energy received a Notice of Violation (“NOV”) from the EPA alleging violations of the NSR requirements at our Comanche and Pawnee Stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid- to late-1990s were non-routine “major modifications” and should have required a permit under the NSR process. Xcel Energy believes it acted in full compliance with the Clean Air Act and NSR process. It believes that the projects identified in the NOV fit within the routine maintenance, repair and replacement exemption contained within the NSR regulations or are otherwise not subject to the NSR requirements. Xcel Energy also believes that the projects would be expressly authorized under the EPA’s NSR policy announced by the EPA administrator on June 22, 2002 and proposed in the Federal Register on December 31, 2002. Xcel Energy disagrees with the assertions contained in the NOV and intends to vigorously defend its position. As required by the Clean Air Act, the EPA met with Xcel Energy in a conference in September 2002 to discuss the NOV.

      If the EPA is successful in any subsequent litigation regarding the issues set forth in the NOV or any matter arising as a result of its information requests, it could require us to install additional emission control equipment at the facilities and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation, commencing from the date the violation began. The ultimate financial impact to us is not determinable at this time.

We have received a notice from the Internal Revenue Service (the “IRS”) proposing to disallow certain interest expense deductions we claimed in 1993 through 1997. Should the IRS ultimately prevail on this issue, our financial results could be materially adversely affected.

      One of our wholly-owned subsidiaries, PSR Investments, Inc. (“PSRI”), owns and manages, among other things, life insurance policies on some of our employees known as corporate-owned life insurance (“COLI”) policies. At various times, we made borrowings against the cash values of these COLI policies and deducted the interest expense on these borrowings. The IRS issued a Notice of Proposed Adjustment to us proposing to disallow interest expense deductions we had taken in tax years 1993 through 1997 related to COLI policy loans. In late 2001, we received a technical advice memorandum from the IRS National Office that communicated a position adverse to PSRI. Consequently, we expect the IRS to continue disallowing the interest deductions and seeking to impose an interest charge on the resulting underpayment of taxes for the tax years 1993 through 1997.

      We intend to challenge the IRS determination, which could require several years to reach final resolution. Because it is our position that the IRS determination is not supported by the tax law, PSRI has not recorded any provision for income tax or interest expense related to this matter and continued to take deductions for interest expense related to policy loans on its income tax returns for subsequent years. However, defense of our position may require significant cash outlays on a temporary basis if refund litigation is pursued in United States District Court.

      The total disallowance of interest expense deductions for the period 1993 through 1997 is approximately $175 million. Additional interest expense deductions for the period 1998 through 2002 are estimated to total approximately $317 million. Should the IRS ultimately prevail on this issue, tax and interest payable through December 31, 2002 would reduce earnings by an estimated $214 million (after tax). Because we are continuing to claim deductions for interest expense related to these COLI policy loans, the tax and interest ultimately owed by us, should the IRS ultimately prevail, will continue to increase over time.

      Should the IRS ultimately prevail on the COLI policy loan issue, our liquidity position, financial condition and results of operations could be materially adversely affected.

Recession, acts of war or terrorism could negatively impact our business.

      The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices and the capital and commodity markets. We cannot predict the impact of any continued economic slowdown or fluctuating energy prices. However, such impact could have a material adverse effect on our financial condition and results of operations.

      The conflict in Iraq and any other military strikes or sustained military campaign may affect our operations in unpredictable ways and may cause changes in the insurance markets, force us to increase security measures and cause disruptions of fuel supplies and markets, particularly with respect to gas and energy. The possibility that infrastructure facilities, such as electric generation, transmission and distribution facilities, would be direct targets of, or indirect casualties of, an act of war may affect our operations. War and the possibility of further war may have an adverse impact on the economy in general. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our revenues and future growth. Instability in the financial markets as a result of war may also affect our ability to raise capital.

      Further, like other operators of major industrial facilities, our generation plants, fuel storage facilities and transmission and distribution facilities may be targets of terrorist activities that could result in disruption of our ability to produce or distribute some portion of our energy products. Any such disruption could result in a significant decrease in revenues and significant additional costs to repair and insure our assets, which could have a material adverse impact on our financial condition and results of operation. In addition, these facilities constitute collateral for the first mortgage bonds issued under the 1939 Mortgage and the 1993 mortgage securities (each as defined below under the caption “Description of the First Collateral Trust Bonds”). Damage or destruction of such facilities could adversely affect the value of the collateral.

Increased competition resulting from restructuring efforts could have a significant financial impact on us and consequently decrease our revenue.

      Retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us due to an impairment of assets, a loss of retail customers, lower profit margins and/or increased costs of capital. The restructuring may have a significant impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. We believe that the prices we charge for electricity and gas and the quality and reliability of our service currently place us in a position to compete effectively in the energy market.

Our operating results may fluctuate on a seasonal and quarterly basis and can be adversely affected by milder weather.

      Our electric and gas utility businesses are seasonal businesses and weather patterns can have a material impact on our operating performance. Demand for electricity is often greater in the summer and winter months associated with cooling and heating. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon weather patterns throughout our service territory and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating season. Accordingly, our operations have historically generated less revenues and income when weather conditions are milder in the winter and cooler in the summer. We expect that unusually mild winters and summers would have an adverse effect on our financial condition and results of operations.

Risks Related to the First Collateral Trust Bonds

Any lowering of the credit ratings on the first collateral trust bonds would likely reduce their value.

      As described above under the caption “Risk Factors — Risks Related to Our Relationship to Xcel Energy and NRG”, our credit ratings were lowered in 2002 and could be further lowered in the future. Any lowering of the credit rating on our first collateral trust bonds would likely reduce the value of the first collateral trust bonds offered hereby.

The first collateral trust bonds have no prior public market and we cannot assure you that any public market will develop or be sustained after the offering.

      Each series of first collateral trust bonds will constitute a new issue of securities without an established trading market. We have been advised by the underwriters that they currently intend to make a market in both series of the first collateral trust bonds, but they have no obligation to do so and may discontinue market making at any time for either or both series without providing notice. There can be no assurance that a market for either or both series of the first collateral trust bonds will develop or, if it does develop, that it will continue. If an active public market does not develop, the market price and liquidity of the first collateral trust bonds may be adversely affected. Furthermore, we do not intend to apply for listing of the first collateral trust bonds on any securities exchange or automated quotation system.

USE OF PROCEEDS

      We estimate that our net proceeds from the sale of the first collateral trust bonds, less underwriting discounts and estimated costs, will be approximately $568 million. We will use the net proceeds from the sale of the first collateral trust bonds offered hereby for general corporate purposes, including the repayment of (1) all amounts outstanding under our $300 million bridge credit facility that we entered into in June 2003 and (2) indebtedness outstanding under our $350 million 364-day credit facility that we entered into in May 2003. Any remaining net proceeds will be utilized for working capital. As of September 1, 2003, we had $300 million outstanding under our bridge credit facility with a weighted average interest rate of 2.735% and $265 million outstanding under our 364-day credit facility with a weighted average interest rate of 1.96%. Our indebtedness under our bridge credit facility and a portion of the indebtedness under our 364-day credit facility were incurred in connection with the redemption on June 30, 2003 of our 8.75% first mortgage bonds due 2022 and the 7.60% trust originated preferred securities due 2038 of our subsidiary trust.

      Affiliates of each of the underwriters are lenders under our 364-day credit facility and affiliates of McDonald Investments Inc. and UBS Securities LLC are lenders under our bridge facility and, upon application of the proceeds from the offering of the first collateral trust bonds, will receive their proportionate share of the amounts repaid under such facilities.

CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2003 on an actual basis and as adjusted for the offering of the first collateral trust bonds and the application of the net proceeds thereof. You should read the information in this table together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus supplement and with “Selected Consolidated Financial Data” included elsewhere in this prospectus supplement.

	As of June 30, 2003

	Actual		As Adjusted(1)

	(Thousands	% of	(Thousands	% of
	of dollars)	Capitalization	of dollars)	Capitalization

	(unaudited)
Short-term debt, including current maturities	$677,114	15.5%	$177,114	4.0%
Long-term debt(2)	1,739,538	39.7	2,308,558	51.9

Total debt(3)	2,416,652	55.2	2,485,672	55.9
Common stockholder’s equity	1,964,565	44.8	1,964,565	44.1

Total capitalization	$4,381,217	100.0%	$4,450,237	100.0%

(1)	As adjusted to give effect to the sale of the first collateral trust bonds offered hereby and the use of the net proceeds thereof to repay approximately $500 million of short-term debt.

(2)	Long-term debt is reported net of unamortized debt discount.

(3)	Approximately $2.0 billion of our total debt is secured.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements and the related notes. The consolidated financial data as of June 30, 2003 and 2002 have been derived from our unaudited financial statements. The information set forth below should be read together with “Management’s Discussion and Analysis”, our audited and unaudited consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the period ended June 30, 2003, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information”. The historical financial information may not be indicative of our future performance.

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(Unaudited)

	(Thousands of dollars, except ratios)
Consolidated Income Statement Data:
Operating revenue(1)	$1,416,942	$1,332,618	$2,651,913	$3,649,845	$2,853,515	$2,719,251	$2,283,985
Operating expense(1)	1,183,757	1,065,727	2,111,675	3,116,127	2,406,428	2,274,892	1,850,574

Operating income	233,185	266,891	540,238	533,718	447,087	444,359	433,411

Other income (expense)	477	(112)	(4,641)	3,044(2)	13,102	12,654	6,500
Interest charges and financing costs	83,968	67,486	142,231	131,228	161,291	156,174	138,314
Income taxes	45,953	70,240	128,686	132,501	102,770	96,574	101,494

Net income	$103,741	$129,053	$264,680	$273,033	$196,128	$204,265	$200,103

Other Consolidated Financial Data:
Ratio of earnings to fixed charges(3)	2.1	2.8	2.7	2.8	2.2	2.3	2.4

	June 30,	December 31,

	2003	2002	2001

	(Unaudited)

	(Thousands of dollars)
Consolidated Balance Sheet Data:
Current assets	$634,409	$614,790	$720,898
Net property, plant and equipment	5,077,166	5,024,067	4,783,536
Other assets	298,253	286,069	336,444

Total assets	$6,009,828	$5,924,926	$5,840,878

Current portion of long-term debt	177,114	282,097	17,174
Short-term debt	500,000	88,074	562,812
Other current liabilities	577,505	604,365	753,919

Total current liabilities	$1,254,619	$974,536	$1,333,905

Deferred credits and other liabilities	1,051,106	995,800	857,820
Long-term debt(4)	1,739,538	1,782,128	1,465,055
Mandatorily redeemable preferred securities of subsidiary trust(5)	—	194,000	194,000
Common stockholder’s equity	1,964,565	1,978,462	1,990,098

Total liabilities and equity	$6,009,828	$5,924,926	$5,840,878

(1)	In June 2002, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a partial consensus on Issue No. 02-03 “Recognition and Reporting of Gains and Losses on Energy Trading Contracts under EITF Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities”. The EITF concluded that all gains and losses related to energy trading activities within the scope of EITF No. 98-10 (whether or not settled physically) must be shown net in the statement of income, effective for periods ending after July 15, 2002. In the consolidated income statement data table above, electric and gas trading revenue and electric and gas trading expense for the three months ended June 30, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000 (audited) are reflected on a net basis. We have not reclassified operating revenue and expense for the periods ended December 31, 1999 and 1998. The implementation of EITF 02-03 had no impact on operating income or net income reported for any of the periods presented.

(2)	Includes extraordinary loss of approximately $1.5 million related to redemption premiums and other costs incurred in connection with redemption of long-term debt of 1480 Welton, Inc. (net of income tax).

(3)	For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees; and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component of leases, distributions on redeemable securities of subsidiary trust and amortization of debt discount, premium and expense.

(4)	We redeemed $144,840,000 of our 8 3/4% First Mortgage Bonds due 2022 on June 30, 2003.

(5)	We redeemed all mandatorily redeemable preferred securities of our subsidiary trust on June 30, 2003.

CRITICAL ACCOUNTING POLICIES

      You should consider the financial and other information contained in our audited and unaudited consolidated financial statements and related notes, “Management’s Discussion and Analysis” and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the period ended June 30, 2003, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, before making a decision to purchase the first collateral trust bonds.

      Preparation of financial statements and related disclosures in compliance with generally accepted accounting principles (“GAAP”) requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. This application necessarily involves judgments regarding future events, including legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may have a significant effect, not only on the operation of the business, but also on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies have not changed. The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results and that require management’s most difficult, subjective or complex judgments. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or when using different assumptions.

Accounting Policy	Judgments/Uncertainties Affecting Application

Regulatory Mechanisms and Cost Recovery	• External regulatory decisions, requirements and regulatory environment
• Anticipated future regulatory decisions and their impact
• Impact of deregulation and competition on ratemaking process and ability to recover costs

Income Tax Reserves	• Application of tax statutes and regulations to transactions
• Anticipated future decisions of tax authorities
• Ability of tax authority decisions/positions to withstand legal challenges and appeals
• Ability to realize tax benefits through carrybacks to prior periods or carryovers to future periods

Environmental Issues	• Approved methods for cleanup
• Responsible party determination
• Governmental regulations and standards
• Results of ongoing research and development regarding environmental impacts

Benefit Plan Accounting	• Future rate of return on pension and other plan assets, including impacts of changes to investment portfolio composition
• Interest rates used in valuing benefit obligation
• Actuarial period selected to recognize deferred investment gains and losses

      These policies are discussed in our Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Six months ended
	June 30,

	2003	2002

	(In thousands)
Net cash provided by operating activities	$261,202	$298,233

      Net cash provided by operating activities decreased by $37.0 million or 12.4% for the first six months of 2003, compared with the first six months of 2002. Operating cash flows decreased due to lower net income and lower depreciation expense.

	Six months ended
	June 30,

	2003	2002

	(In thousands)
Net cash used in investing activities	$(193,454)	$(216,554)

      Net cash used in investing activities decreased by $23.1 million or 10.7% for the first six months of 2003, compared with the first six months of 2002. The change was primarily due to lower expenditures for utility plant.

	Six months ended
	June 30,

	2003	2002

	(In thousands)
Net cash used in financing activities	$(56,669)	$(87,193)

      Net cash used in financing activities decreased by $30.5 million or 35.0% for the first six months of 2003, compared with the first six months of 2002. The change is primarily due to an increase in total debt, partially offset by a decrease in the amount of cash infusions in us by our parent, Xcel Energy. However, during the first six months of 2003, two issues of our debt and the redeemable securities of our subsidiary trust were redeemed. The funds used to make those redemptions came from a temporary, significant increase in short-term debt.

Capital Requirements

      Capital Expenditures. The estimated cost as of December 31, 2002, of our capital expenditure programs and other capital requirements for the years 2003, 2004 and 2005 are shown in the table below.

	2003	2004	2005

	(Millions of dollars)
Total capital expenditures	$415	$419	$364
Sinking funds and debt maturities	284	149	138

Total capital requirements	$699	$568	$502

      Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting our long-term energy needs. In addition, our need to comply with future requirements to install emission-control equipment may impact actual capital requirements.

      Contractual Obligations and Other Commitments. We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2002.

	Payments Due by Period

		Less than			After 5
Contractual Obligations	Total	1 year	1-3 years	4-5 years	years

	(Thousands of dollars)
Long-term debt(1)	$2,049,091	$281,500	$282,501	$228,000	$1,257,090
Capital lease obligations	113,890	7,567	14,433	13,374	78,516
Operating leases	41,074	7,587	14,827	13,072	5,588
Unconditional purchase obligations(2)	6,705,578	744,609	1,335,411	1,236,481	3,389,077
Other long-term obligations(3)	195,509	379	699	431	194,000
Short-term debt	88,074	88,074	—	—	—
Other short-term liabilities	—	—	—	—	—

Total contractual cash obligations	$9,193,216	$1,129,716	$1,647,871	$1,491,358	$4,924,271

(1)	We redeemed $144,840,000 of our 8 3/4% First Mortgage Bonds due 2022 on June 30, 2003.

(2)	Based on current commodity prices for index-priced commitments.

(3)	We redeemed all mandatorily redeemable preferred securities of our subsidiary trust on June 30, 2003.

Dividend Policy

      Historically we have paid quarterly dividends to Xcel Energy. In 2001, 2002 and the first six months of 2003, we paid dividends to Xcel Energy of $221 million, $231 million and $119 million, respectively. The amount of dividends that we pay is dictated to some extent by the needs of Xcel Energy. Our board of directors could decide to increase dividends, within the limitations of our approved capital structure, financial covenants and credit rating objectives, to Xcel Energy to support its cash needs. As discussed above, due to limited access to the capital markets, Xcel Energy may require more cash from its operating subsidiaries, including us. Under PUHCA, we can only pay dividends out of current earnings and retained earnings without the prior approval of the SEC. As of June 30, 2003, our retained earnings were approximately $417 million.

Capital Sources

      We expect to meet future financing requirements by periodically issuing long-term debt, short-term debt and common equity to maintain desired capitalization ratios. As a result of being a subsidiary of a registered holding company under PUHCA, we are required to maintain a common equity ratio of 30% or higher in our consolidated capital structure. For these purposes, our common equity at June 30, 2003 was 44.8% of our total capitalization. One of our potential funding sources is Xcel Energy. To the extent Xcel Energy becomes obligated to fund payments to NRG’s creditors, or if Xcel Energy experiences constraints on available capital sources, that may limit Xcel Energy’s ability to raise capital or to contribute equity to us.

Short-Term Funding Sources

      We use a number of sources to fulfill short-term funding needs. Primary among these is operating cash flow, but also included are short-term borrowing arrangements such as notes payable and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures as discussed previously under “— Capital Requirements”. We currently have in place two 364-day credit facilities. One facility has $350 million of capacity and expires in May 2004 and the second facility has $300 million of capacity and expires in June 2004. As of June 30, 2003, we had outstanding borrowings under our 364-day credit facilities of $500 million.

      Operating cash flow as a source of short-term funding is reasonably likely to be affected by such operating factors as weather; regulatory requirements including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices and supply; as well as operational uncertainties that are difficult to predict.

      Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on financial performance and existing debt levels. If current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by current operating performance, access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review Xcel Energy and its subsidiary operations on an ongoing basis.

      Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption “Risk Factors — Risks Related to Our Relationship to Xcel Energy and NRG”, our credit ratings were lowered in 2002, and could be further lowered in the future, reflecting pressure on our credit profile resulting from NRG bankruptcy concerns.

      As of June 30, 2003, we had cash and short-term investments of approximately $37 million.

SUPPLEMENTAL DESCRIPTION OF THE FIRST COLLATERAL TRUST BONDS

      Please read the following information concerning the first collateral trust bonds in conjunction with the statements under “Description of the First Collateral Trust Bonds” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supercedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Indenture, dated as of October 1, 1993, between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor trustee (the “Trustee”), as supplemented, and the Supplemental Indenture dated as of September 1, 2003 (the “Supplemental Indenture”) relating to the first collateral trust bonds being offered by this prospectus supplement. We refer to this Indenture, as supplemented and to be supplement by various supplemental indentures, including the Supplemental Indenture, as the 1993 Mortgage. The 1993 Mortgage is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the first collateral trust bonds are being offered and sold. As of June 30, 2003, there were 8 series of first collateral trust bonds in an aggregate principal amount of $1.793 billion outstanding under the 1993 Mortgage and an additional $230 million of our first mortgage bonds were outstanding.

General

      We will offer $300 million principal amount of 4.375% First Collateral Trust Bonds, Series No. 14 due 2008 as a series of first collateral trust bonds under the 1993 Mortgage. The entire principal amount of such series of first collateral trust bonds will mature and become due and payable, together with any accrued and unpaid interest thereon on October 1, 2008.

      We will offer $275 million principal amount of 5.50% First Collateral Trust Bonds, Series No. 15 due 2014 as a series of first collateral trust bonds under the 1993 Mortgage. The entire principal amount of such series of first collateral trust bonds will mature and become due and payable, together with any accrued and unpaid interest thereon on April 1, 2014.

Interest Payments

      Each first collateral trust bond will bear interest at the respective annual rate set forth on the cover page of this prospectus supplement for the applicable series from September 9, 2003, payable semi-annually on April 1 and October 1, beginning April 1, 2004, to the person in whose name the first collateral trust bond is registered at the close of business on March 15 or September 15 immediately preceding such April 1 or October 1. Interest at maturity will be paid to the person to whom principal is paid. So long as the first collateral trust bonds are in book-entry only form, we will wire any payments of principal, interest and premium to The Depository Trust Company, as depository, or its nominee. See “Book-Entry System” in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

      We may redeem either or both series of the first collateral trust bonds at any time, in whole or in part, at a “make whole” redemption price equal to the greater of (1) the principal amount of first collateral trust bonds of the particular series being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the first collateral trust bonds of the particular series being redeemed, discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 15 basis points, in the case of the first collateral trust bonds series no. 14 due 2008, and 20 basis points, in the case of the first collateral trust bonds series no. 15 due 2014, plus in each case accrued and unpaid interest to the date fixed for redemption. We may redeem one series of first collateral trust bonds without redeeming the other series.

      “Treasury Yield” means, for any date fixed for redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date fixed for redemption.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term to stated maturity of the first collateral trust bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the first collateral trust bonds.

      “Comparable Treasury Price” means, for any date fixed for redemption, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the date fixed for redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations for the date fixed for redemption, or (B) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all of the Quotations.

      “Independent Investment Banker” means Banc One Capital Markets, Inc., or its successor or, if such firm or its successor is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with us.

      “Reference Treasury Dealer” means (1) each of Banc One Capital Markets, Inc., McDonald Investments Inc. and UBS Securities LLC and any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, Banc One Capital Markets, Inc., McDonald Investments Inc., UBS Securities LLC and their respective successors, provided, however, that if Banc One Capital Markets, Inc., McDonald Investments Inc. or UBS Securities LLC or any of their designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us.

      “Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the date fixed for redemption.

      To exercise our option to redeem any such first collateral trust bonds, we will mail you a notice of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the first collateral trust bonds of a particular series, the security registrar will select the particular bonds to be redeemed by a method of random selection that the security registrar deems fair and appropriate.

      Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the first collateral trust bonds. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the first collateral trust bonds or the portions of them so called for redemption will cease to accrue.

Sinking Fund

      The first collateral trust bonds do not provide for any sinking fund.

Form and Denomination

      Each series of the first collateral trust bonds will be issued as one or more global notes in the name of the Depository or a nominee of the Depository and will be available only in book-entry form. See “Book-Entry System” in the accompanying prospectus. Each series of the first collateral trust bonds is available for purchase in denominations of $1,000 and integral multiples thereof.

Events of Default

      See “Description of the First Collateral Trust Bonds — Events of Default” in the accompanying prospectus.

UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom Banc One Capital Markets, Inc., McDonald Investments Inc. and UBS Securities LLC are acting as representatives), and each of the underwriters has severally agreed to purchase, the respective principal amounts of first collateral trust bonds set forth opposite its name below:

	Principal	Principal
	Amount of First	Amount of First
	Collateral Trust	Collateral Trust
	Bonds,	Bonds,
	Series No. 14	Series No. 15
Underwriters	due 2008	due 2014

Banc One Capital Markets, Inc.	$80,000,000	$73,333,334
McDonald Investments Inc.	80,000,000	73,333,333
UBS Securities LLC	80,000,000	73,333,333
U.S. Bancorp Piper Jaffray Inc.	24,000,000	22,000,000
Wells Fargo Brokerage Services, LLC	24,000,000	22,000,000
Citigroup Global Markets Inc.	12,000,000	11,000,000

Total	$300,000,000	$275,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the first collateral trust bonds offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. The underwriters are obligated to purchase all the first collateral trust bonds if they purchase any of the first collateral trust bonds.

      The underwriters have advised us that they propose to offer each series of the first collateral trust bonds offered by this prospectus supplement to the public at the initial public offering price set forth on the cover of this prospectus supplement for the applicable series, and, in part, to certain securities dealers at such price less a concession not in excess of 0.350% of the principal amount of the first collateral trust bonds, in the case of the series no. 14 due 2008, and 0.400% of the principal amount of the first collateral trust bonds, in the case of the series no. 15 due 2014. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the first collateral trust bonds in the case of the series no. 14 due 2008, and 0.250% of the principal amount of the first collateral trust bonds, in the case of the series no. 15 due 2014, on sales to certain other brokers and dealers. After all the first collateral trust bonds are released for sale to the public, the underwriters may change the offering price and the other selling terms.

      The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of first collateral trust bonds (expressed as a percentage of the principal amount of the applicable series of first collateral trust bonds):

Paid by the
Company

Per First Collateral Trust Bond, Series No. 14 due 2008	0.600%
Per First Collateral Trust Bond, Series No. 15 due 2014	0.650%

      We estimate that the total expenses of this offering will be $600,000. Prior to the offering, there has been no public market for the first collateral trust bonds.

      The underwriters have informed us that they may make a market in both series of the first collateral trust bonds from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for either or both series of first collateral trust bonds at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the first collateral trust bonds or that an active market will develop. We do not intend to apply for the first collateral trust bonds to be listed on any national securities exchange or national securities quotation system.

      In connection with this offering, the underwriters may purchase and sell first collateral trust bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater total principal amount of first collateral trust bonds than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the first collateral trust bonds while this offering is in progress.

      The underwriters also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting discount because the underwriters have repurchased first collateral trust bonds sold by or for the account of that underwriter in stabilizing or short covering transactions.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

      Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of either or both series of the first collateral trust bonds. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in the transactions described above or that those transactions, once commenced, will not be discontinued without notice.

      We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended or contribute to payments that each underwriter may be required to make in respect thereof.

      It is expected that delivery of the first collateral trust bonds will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15(c)6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the first collateral trust bonds on the date of this prospectus supplement will be required, by virtue of the fact that the first collateral trust bonds initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the first collateral trust bonds on the date of this prospectus supplement should consult their own advisors.

      Affiliates of each of the underwriters of this offering are lenders under our 364-day credit facility and affiliates of McDonald Investments Inc. and UBS Securities LLC are lenders under our bridge credit facility and will receive their respective portion of the amounts repaid under our 364-day credit facility and our bridge credit facility utilizing a portion of the proceeds of this offering. Accordingly, this offering is being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates. An affiliate of U.S. Bancorp Piper Jaffray Inc., one of the underwriters, is the trustee for the first collateral trust bonds.

PROSPECTUS

$800,000,000

Public Service Company of Colorado

1225 17th Street

Denver, Colorado 80202-5533
(303) 571-7511

First Collateral Trust Bonds

Senior Debt Securities

        We may offer, from time to time, up to $800,000,000 aggregate principal amount of our secured first collateral trust bonds or unsecured senior debt securities. We may sell our first collateral trust bonds or senior debt securities in one or more series (1) through underwriters or dealers, (2) through agents, or (3) directly to a limited number of institutional purchasers. See “Plan of Distribution.” The particular type of security being sold as well as the amount and terms of the sale of a series of our first collateral trust bonds or senior debt securities will be determined at the time of sale and included in a prospectus supplement that will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these first collateral trust bonds or senior debt securities unless this prospectus is accompanied by a prospectus supplement. That prospectus supplement will include if applicable:

•	the names of any underwriters, dealers or agents involved in the distribution of that series of first collateral trust bonds or senior debt securities;

•	any applicable commissions or discounts and the net proceeds to us from that sale;

•	the aggregate principal amount and offering price of that series of the first collateral trust bonds or senior debt securities;

•	the rate or rates (or method of calculation) of interest;

•	the time or times and place of payment of interest;

•	the maturity date or dates; and

•	any redemption terms or other specific terms of that series of first collateral trust bonds or senior debt securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2003.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

TABLE OF CONTENTS

About This Prospectus	1
Special Note Regarding Forward-Looking Statements	2
Where You Can Find More Information	3
Our Company	4
Use of Proceeds	4
Ratio of Consolidated Earnings to Consolidated Fixed Charges	4
Description of the First Collateral Trust Bonds	5
Description of the 1939 Mortgage	21
Description of the Senior Debt Securities	26
Book-Entry System	33
Plan of Distribution	34
Legal Opinions	35
Experts	35

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $800,000,000.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the caption “Where You Can Find More Information”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements”. When we use words like “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, “may”, “should”, or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	general economic conditions, including their impact on capital expenditures;

•	our ability, and that of our affiliates, to access the capital markets and obtain credit on favorable terms;

•	business conditions in the energy industry, retail and wholesale;

•	competitive factors;

•	unusual weather;

•	effects of geopolitical events, including war and acts of terrorism;

•	changes in federal or state law, and decisions of regulatory commissions;

•	changes in accounting principles;

•	risk factors discussed under “Risk Factors” in any prospectus supplement relating to the first collateral trust bonds or senior debt securities being offered by this prospectus; and

•	the other risk factors listed from time to time by us in reports filed with the SEC.

      You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business”, “Management’s Discussion and Analysis” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2002, and other documents on file with the SEC. You may obtain copies of these documents as described under the caption “Where You Can Find More Information”.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      We are “incorporating by reference” the documents that we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on February 26, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

•	Our Current Report on Form 8-K filed with the SEC on March 10, 2003 as amended on September 2, 2003.

      We are not required to, and do not, provide annual reports to holders of our first collateral trust bonds or senior debt securities unless specifically requested by a holder.

      This prospectus is part of a registration statement we have filed with the SEC relating to our securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Room or through its Internet site.

      You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

Attn:	Corporate Secretary Public Service Company of Colorado 1225 17th Street, Suite 900 Denver, Colorado 80202-5533 (303) 571-7511

OUR COMPANY

      We were incorporated in 1924 under the laws of the State of Colorado. We are an operating utility engaged principally in the generation, purchase, transmission, distribution and sale of electricity and the purchase, transportation, distribution and sale of natural gas. We serve approximately 1.3 million electric customers and approximately 1.2 million gas customers in Colorado.

      We own the following direct subsidiaries: 1480 Welton, Inc., which owns certain of our real estate interests; PSR Investments, Inc., which owns and manages permanent life insurance policies on certain of our employees; Green and Clear Lakes Co., which owns water rights; and PSCo Capital Trust I, a special purpose financing trust. We also hold controlling interests in several other relatively small ditch and water companies whose capital requirements are not significant.

      We are a wholly-owned subsidiary of Xcel Energy Inc., a registered holding company under the Public Utilities Holding Company Act of 1935. Among Xcel Energy’s other subsidiaries are Northern States Power Company, a Minnesota corporation, Southwestern Public Service Company, a New Mexico corporation, Northern States Power Company, a Wisconsin corporation, and NRG Energy, Inc., a Delaware corporation (“NRG”). As a result of an exchange of shares of Xcel Energy for publicly held shares of NRG in 2002, NRG is now an indirect wholly-owned subsidiary of Xcel Energy. NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. NRG is facing extreme financial difficulty and may seek protection under the bankruptcy laws.

      Our principal executive offices are located at 1225 17th Street, Denver, Colorado 80202-5533 and our telephone number is (303) 571-7511.

USE OF PROCEEDS

      Unless otherwise indicated in a prospectus supplement relating to the issue of a particular series of first collateral trust bonds or senior debt securities, we intend to use the net proceeds from the sale of the first collateral trust bonds or senior debt securities offered hereby for general corporate purposes, including capital expenditures, repayment of short-term debt and refunding of long-term debt on maturity or otherwise. Our short-term debt aggregated approximately $88.1 million as of December 31, 2002. The specific allocation of the proceeds of a particular series of the first collateral trust bonds or senior debt securities will be described in the prospectus supplement relating to that series.

RATIO OF CONSOLIDATED EARNINGS TO

CONSOLIDATED FIXED CHARGES

	Twelve Months Ended December 31,
						Six Months Ended
	1998	1999	2000	2001	2002	June 30, 2003

Ratio of consolidated earnings to consolidated fixed charges	2.4	2.3	2.2	2.8	2.7	2.1

      For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees; and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases, distributions on redeemable securities of subsidiary trust and amortization of debt discount, premium and expense.

DESCRIPTION OF THE FIRST COLLATERAL TRUST BONDS

General

      We may issue from time to time, in one or more series, the first collateral trust bonds as fully registered bonds, without coupons, under an Indenture, dated as of October 1, 1993, between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association) as successor trustee. We refer to this Indenture, as supplemented and to be supplemented by various supplemental indentures, including one or more supplemental indentures relating to the first collateral trust bonds being offered by this prospectus, as the 1993 Mortgage. We refer to the first collateral trust bonds being offered by this prospectus and all other debt securities issued under the 1993 Mortgage as 1993 mortgage securities or 1993 bonds. References to business day(s) in this description of the first collateral trust bonds means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in New York, New York (or any other city in which an office or agency is maintained for the purpose of payment of the first collateral trust bonds) are generally authorized or required by law, regulation or executive order to remain closed. The information we are providing you in this prospectus concerning the 1993 bonds and the 1993 Mortgage is only a summary of the information provided in these documents. You should consult the 1993 bonds themselves, the 1993 Mortgage and other documents for more complete information on the 1993 bonds. The 1993 Mortgage is an exhibit to the registration statement and you should read it for provisions that may be important to you. In the summary below, we have included references to section numbers of the 1993 Mortgage so that you can easily locate these provisions. Capitalized terms used in the following summary have the meaning specified in the 1993 Mortgage unless otherwise defined below.

      The 1993 Mortgage does not limit the amount of debt securities that we may issue under it. However, we may issue debt securities under the 1993 Mortgage only on the basis of, and to the extent we have available, an equivalent amount of Class A Bonds (as discussed below), retired 1993 mortgage securities and/or cash, or 70% of the cost or fair value of property additions. See “Issuance of Additional 1993 Mortgage Securities”. At June 30, 2003, we had $1.793 billion of our first collateral trust bonds outstanding (and $2.023 billion of our first mortgage bonds were outstanding, of which $1.793 billion were held by the trustee under our 1993 Mortgage).

      The holders of outstanding first collateral trust bonds do not, and, unless the prospectus supplement that describes a particular series of first collateral trust bonds provides otherwise with respect to that series, the holders of any first collateral trust bonds offered by this prospectus will not, have the right to require us to repurchase the first collateral trust bonds if we become involved in a highly leveraged or change of control transaction. The 1993 Mortgage does not have any provision that is designed specifically in response to highly leveraged or change of control transactions. However, bondholders would have the security afforded as described below under the caption “Security for First Collateral Trust Bonds”. In addition, any change in control transaction and any incurrence of substantial additional indebtedness, as first collateral trust bonds or otherwise, by us in a transaction of that nature would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that these approvals would be unlikely in any transaction that would result in us, or our successor, having a highly leveraged capital structure.

      When we offer to sell a particular series of 1993 bonds, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the price (expressed as a percentage of principal amount) at which the series will be issued;

•	the date of maturity of that series;

•	the date or dates on which we will pay the principal of that series;

•	the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

•	the date or dates from which interest will accrue;

•	the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the 1993 bonds of that series are registered on the regular record date;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

•	whether we will issue that series in whole or in part in book-entry form; and

•	any other terms of that series of first collateral trust bonds, including, if applicable, any consents to modifications or waivers of covenants contained in the 1993 Mortgage or the Class A Mortgage.

Payment of First Collateral Trust Bonds; Transfers; Exchanges

      Unless the prospectus supplement that describes a particular series of first collateral trust bonds provides otherwise with respect to that series, we will pay interest, if any, on each first collateral trust bond payable on each interest payment date to the person in whose name the first collateral trust bond is registered as of the close of business on the regular record date relating to that interest payment date. We will pay interest payable at maturity (whether at stated maturity, upon redemption or otherwise) to the person to whom principal is paid at maturity. If we fail to pay interest on any first collateral trust bond when due, we will pay the defaulted interest to the holder of the first collateral trust bond as of the close of business on a date selected by the 1993 Mortgage trustee which is not more than 30 days and not less than 10 days prior to the date we propose for payment or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the first collateral trust bond may be listed, if the 1993 Mortgage trustee deems the manner of payment practicable. (See Section 307)

      Unless the prospectus supplement that describes a particular series of first collateral trust bonds provides otherwise with respect to that series, we will pay the principal of and premium, if any, and interest at maturity upon presentation of the first collateral trust bonds at the corporate trust office of U.S. Bank Trust National Association (formerly First Trust of New York, National Association), in New York, New York, as our paying agent. We may change the place of payment on the bonds. We may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (See Section 602 and Article One of the Supplemental Indenture(s) relating to the first collateral trust bonds)

      Unless the prospectus supplement that describes a particular series of first collateral trust bonds provides otherwise with respect to that series, you may register the transfer of first collateral trust bonds, and exchange your bonds for other first collateral trust bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of U.S. Bank Trust National Association (formerly First Trust of New York, National Association), in New York, New York, as security registrar. We may change the place for registration of transfer and exchange. We may designate one or more additional places for the registration and exchange, all at our discretion. (See Section 602)

      Unless the prospectus supplement that describes a particular series of first collateral trust bonds provides otherwise with respect to that series, no service charge will be made for any transfer or exchange of the first collateral trust bonds, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of transfer or exchange of the first collateral trust bonds. We are not required to execute or to provide for the registration of transfer of or the exchange of (1) any first collateral trust bonds during a period of 15 days prior to giving any notice of redemption or (2) any first collateral trust bonds selected for redemption in whole or in part, except the unredeemed portion of any first collateral trust bonds being redeemed in part. (See Section 305)

Redemption

      The prospectus supplement that describes a particular series of first collateral trust bonds will set forth any terms for the optional or mandatory redemption of that particular series. Unless the prospectus supplement that describes a particular series of first collateral trust bonds provides that such series of first collateral trust bonds are redeemable at the option of a holder, the first collateral trust bonds will be redeemable only at our option. To exercise our option to redeem any such first collateral trust bonds that are redeemable at our option, we will mail you a notice of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the bonds of a series or any tranche of bonds, the security registrar will select the particular bonds to be redeemed by the method provided for any particular series, or if there is no such provision, by a method of random selection that the security registrar deems fair and appropriate. (See Sections 503 and 504)

      Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the first collateral trust bonds. (See Section 504)

      While the original 1993 Mortgage contains provisions for the maintenance of the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and, except as the prospectus supplement may provide, there will be no provisions for any maintenance or sinking funds for the first collateral trust bonds.

Security

      General. Except as discussed under this caption and under “Issuance of Additional 1993 Mortgage Securities” below, so long as the 1939 Mortgage (as described below) is in effect, all 1993 mortgage securities now or hereafter issued under the 1993 Mortgage will be secured, equally and ratably, primarily by:

•	an equal principal amount of first mortgage bonds (which need not bear interest) issued under the Indenture, dated as of December 1, 1939 (referred to herein as the 1939 Mortgage), between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor trustee, and delivered to the trustee under the 1993 Mortgage. As discussed under “Description of the 1939 Mortgage — Security”, the 1939 Mortgage constitutes, subject to specified exceptions, a first mortgage lien on substantially all of our properties; and

•	the lien of the 1993 Mortgage on substantially all of our properties used or to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy, which lien is junior to the lien of the 1939 Mortgage.

      As discussed below under “Class A Bonds”, if we acquire property subject to an existing mortgage and we assume all the obligations of the mortgagor under that mortgage, we could deliver to the 1993 Mortgage trustee bonds issued under that mortgage in lieu of or in addition to bonds issued under the 1939 Mortgage. We refer to the 1939 Mortgage and all such other pre-existing mortgages collectively as Class A Mortgages. If we were to deliver to the 1993 Mortgage trustee bonds issued under a Class A Mortgage other than the 1939 Mortgage, the 1993 mortgage securities would be secured by those bonds and by the lien of that Class A Mortgage and the 1993 Mortgage on the properties subject to such Class A Mortgage in addition to the security provided by the lien of the 1939 Mortgage and the 1993 Mortgage discussed above. The lien of the 1993 Mortgage on the properties subject to that Class A Mortgage would be junior to the liens of the Class A Mortgage and the 1939 Mortgage on those properties. We refer to all bonds issued under the Class A Mortgages collectively to as Class A Bonds.

      If and when no Class A Mortgages are in effect, the 1993 Mortgage will constitute a first mortgage lien on all of our property subject to such lien, subject to specified permitted liens (as discussed below under “Lien of the 1993 Mortgage”). As discussed below under “Class A Bonds”, at the date of this prospectus the only Class A Mortgage is the 1939 Mortgage. We currently believe that it is possible that prior to the stated maturity of the first collateral trust bonds offered by this prospectus, we may have paid, redeemed or otherwise retired all Class A Bonds outstanding under the 1939 Mortgage, other than Class A Bonds held by the 1993 Mortgage trustee as the basis of authentication and delivery of 1993 mortgage securities. When all Class A Bonds issued under the 1939 Mortgage, other than Class A Bonds held by the 1993 Mortgage trustee, have been paid, redeemed or otherwise retired, the 1993 Mortgage trustee will surrender the Class A Bonds issued under the 1939 Mortgage for cancellation, resulting in the discharge of the 1939 Mortgage. Upon discharge of the 1939 Mortgage and assuming no other Class A Mortgage exists at the time, the 1993 Mortgage would become a first mortgage lien on all of our property subject to such lien, subject to specified permitted liens.

      Class A Bonds. Unless the prospectus supplement that describes a particular series of first collateral trust bonds provides otherwise with respect to that series, until the 1939 Mortgage has been discharged, we will issue the first collateral trust bonds on the basis of Class A Bonds issued under our 1939 Mortgage. The 1993 Mortgage trustee will own and hold these Class A Bonds, subject to the provisions of the 1993 Mortgage, for the benefit of the holders of all 1993 mortgage securities outstanding from time to time, and we will have no interest in the Class A Bonds. Class A Bonds issued as the basis of authentication and delivery of a series of 1993 mortgage securities:

•	will mature or be subject to mandatory redemption on the same dates, and in the same principal amounts, as the 1993 mortgage securities of that series; and

•	will contain, in addition to any mandatory redemption provisions applicable to all Class A Bonds outstanding under the related Class A Mortgage, mandatory redemption provisions correlative to provisions for mandatory redemption of the 1993 mortgage securities (pursuant to a sinking fund or otherwise) of that series, or for redemption at the option of the holder of the 1993 mortgage securities of that series.

      Class A Bonds issued as the basis for authentication and delivery of a series or tranche of 1993 mortgage securities (1) may, but need not, bear interest, any interest to be payable at the same times as interest on the 1993 mortgage securities of the series or tranche and (2) may, but need not, contain provisions for the redemption of the Class A Bonds at our option, any such redemption to be made at a redemption price or prices not less than the principal amount of the Class A Bonds. (See Sections 402 and 701) To the extent that Class A Bonds issued as the basis for the authentication and delivery of first collateral trust bonds do not bear interest, holders of 1993 mortgage securities will not have the benefit of the lien of the 1939 Mortgage in respect of an amount equal to accrued interest, if any, on the first collateral trust bonds; however, those holders will have the benefit of the lien of the 1993 Mortgage in respect of that amount.

      The 1993 Mortgage trustee will apply any of our payments of principal, premium or interest on the Class A Bonds held by the 1993 Mortgage trustee to the payment of any principal, premium or interest, as the case may be, in respect of the 1993 mortgage securities which is then due. To the extent such moneys are applied, our obligation under the 1993 Mortgage to make the payment in respect of the 1993 mortgage securities will be deemed satisfied and discharged. If, at the time of any payment of principal of Class A Bonds, no principal is then due in respect of the 1993 mortgage securities, the payment in respect of the Class A Bonds will be deemed to constitute funded cash and will be held by the 1993 Mortgage trustee as part of the mortgaged property, to be withdrawn, used or applied as provided in the 1993 Mortgage. Any 1993 mortgage securities subsequently authenticated and delivered on the basis of the Class A Bonds will, to the extent of the payment of principal, be deemed to have been authenticated and delivered on the basis of the deposit of cash. If, at the time of any payment of premium or interest on Class A Bonds, no premium or interest, as the case may be, is then due in respect of the 1993 mortgage securities, this payment will be made to us at our request. However, if an event of default, as described under “Events of

Default” below, has occurred and is continuing, this payment will be held as part of the mortgaged property until the event of default has been cured or waived. (See Section 702 and “Withdrawal of Cash” below) Any payment by us of principal, premium or interest on the 1993 mortgage securities authenticated and delivered on the basis of the issuance and delivery to the 1993 Mortgage trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of the Class A Bonds) will be deemed to satisfy and discharge our obligation to make a payment of principal, premium or interest, in respect of the Class A Bonds which is then due. (See Section 702 and Article One of the Supplemental Indenture to the 1939 Mortgage creating the Class A Bonds to be delivered in connection with the issuance of the first collateral trust bonds offered by this prospectus)

      The 1993 Mortgage trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the 1993 Mortgage. (See Section 704) At the time any 1993 mortgage securities of any series or tranche which have been authenticated and delivered upon the basis of the issuance and delivery to the 1993 Mortgage trustee of Class A Bonds, cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of the Class A Bonds) the 1993 Mortgage trustee will surrender to us an equal principal amount of the Class A Bonds. (See Section 703)

      At the date of this prospectus, the only Class A Mortgage is the 1939 Mortgage and the only Class A Bonds issuable at this time are first mortgage bonds issuable under the 1939 Mortgage. Under the terms of the 1993 Mortgage, if a corporation which was a mortgagor under a mortgage has merged into or consolidated with us, or has conveyed or otherwise transferred property to us subject to the lien of such a mortgage and we have assumed all the obligations of the mortgagor under such existing mortgage, and in either case such existing mortgage constitutes a lien on properties of such other corporation or on the transferred properties, as the case may be, prior to the lien of the 1993 Mortgage, we may designate the existing mortgage as an additional Class A Mortgage. Bonds subsequently issued under an additional mortgage would be Class A Bonds and could provide the basis for the authentication and delivery of 1993 mortgage securities. (See Section 706) When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds held by the 1993 Mortgage trustee, then, at our request and subject to satisfaction of specified conditions, the 1993 Mortgage trustee will surrender the Class A Bonds for cancellation and the related Class A Mortgage will be satisfied and discharged, the lien of the Class A Mortgage on our property will cease to exist and the priority of the lien of the 1993 Mortgage will be increased accordingly. (See Section 707)

      The 1993 Mortgage contains no restrictions on the issuance of Class A Bonds in addition to Class A Bonds issued to the 1993 Mortgage trustee as the basis for the authentication and delivery of the 1993 mortgage securities. We may currently issue Class A Bonds under the 1939 Mortgage on the basis of property additions, retirements of bonds previously issued under the 1939 Mortgage and cash deposited with the 1939 Mortgage trustee. See “Description of the 1939 Mortgage — Issuance of Additional Bonds Under the 1939 Mortgage”.

      Lien of the 1993 Mortgage. In the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., based on information obtained from public records and from us, the 1993 Mortgage constitutes a mortgage lien on the property specifically or generally described or referred to in the 1993 Mortgage as subject to the lien of the 1993 Mortgage, except any such property as may have been disposed of or released from the lien of the 1993 Mortgage in accordance with the terms of the 1993 Mortgage, subject to no liens prior to the lien of the 1993 Mortgage other than the lien of the 1939 Mortgage (so long as the 1939 Mortgage remains in effect), the liens of any other Class A Mortgages and permitted liens.

      The 1993 Mortgage effectively subjects to the lien of the 1993 Mortgage property (other than excepted property) that we acquired after the date of the execution and delivery of the 1993 Mortgage to the extent, and subject to the qualifications described below. So long as the 1939 Mortgage is in effect, the 1993 mortgage securities will have the benefit of the first mortgage lien of the 1939 Mortgage on the property, to the extent of the aggregate principal amount of Class A Bonds issued under the 1939 Mortgage and held by the 1993 Mortgage trustee for the benefit of holders of 1993 mortgage securities. In addition, the 1993 mortgage securities will have the benefit of the prior lien of any additional Class A

Mortgage on any property subject to such additional Class A Mortgage, to the extent of the aggregate principal amount of Class A Bonds issued under the respective Class A Mortgages and held by the 1993 Mortgage trustee for the benefit of holders of 1993 mortgage securities.

      The properties subject to the lien of the 1993 Mortgage, whether currently owned or subsequently acquired, are our properties used or to be used in or in connection with our electric utility business (whether or not this is the sole use of the properties). Properties relating to our gas and steam businesses are not subject to the lien of the 1993 Mortgage.

      The lien of the 1993 Mortgage is subject to permitted liens which include:

•	tax liens and other governmental charges which are not delinquent or which are being contested in good faith;

•	specified workmen’s, materialmen’s and other similar liens;

•	specified judgment liens and attachments; specified easements, leases, reservations or other rights of others (including governmental entities) in, on, over, and/or across, and laws, regulations and restrictions affecting, and defects, irregularities, exceptions and limitations in title to, some of our property;

•	specified leasehold interests;

•	specified rights and interests of others which relate to common ownership or joint use of property and liens on the interests of others in the property;

•	specified non-exclusive rights and interests that we retain with respect to property used or to be used in or in connection with both the businesses in which the mortgaged property is used and any other businesses; and

•	specified other liens and encumbrances.

(See Granting Clauses and Section 101)

      There are excepted from the lien of the 1993 Mortgage, among other things:

•	cash and securities not paid or delivered to, deposited with or held by the 1993 Mortgage trustee under the 1993 Mortgage;

•	all contracts, leases and other agreements of whatsoever kind, contract rights, bills, notes and other instruments, accounts receivable, claims, governmental and other permits, allowances and franchises, specified intellectual property rights and other intangibles;

•	automobiles, other vehicles, movable equipment and aircraft;

•	goods, stock in trade, wares and merchandise held for sale or lease in the ordinary course of business;

•	materials, supplies and other personal property consumable in the operation of the mortgaged property;

•	fuel, including nuclear fuel, whether or not consumable in the operation of the mortgaged property;

•	furniture and furnishings; computers, machinery and telecommunication and other equipment used exclusively for corporate administrative or clerical purposes;

•	coal, ore, gas, oil and other minerals and timber, and rights and interests in any such minerals or timber, whether or not the minerals or timber have been mined or extracted or otherwise separated from the land;

•	electric energy, gas (natural or artificial), steam, water and other products that we generated, produced, manufactured, purchased or otherwise acquired; and

•	leasehold interests that we hold as lessee; and any of our property that is located outside of the State of Colorado.

(See “Excepted Property”)

      Without the consent of the holders, we and the 1993 Mortgage trustee may enter into supplemental indentures in order to subject to the lien of the 1993 Mortgage additional property, whether or not used or to be used in or in connection with the electric utility business (including property which would otherwise be excepted from the lien). (See Section 1401) Any such additional property would then constitute property additions (so long as it would otherwise qualify as “property additions” as described below) and be available as a basis for the issuance of 1993 mortgage securities. See “Issuance of Additional 1993 Mortgage Securities”.

      The 1993 Mortgage subjects after-acquired property used or to be used in the electric utility business to its lien, subject to the prior lien of the 1939 Mortgage (for as long as the prior lien is in effect). These provisions are limited in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the mortgaged property as, or substantially as, an entirety. In the event of consolidation or merger or the transfer of the mortgaged property as or substantially as an entirety, the 1993 Mortgage will not be required to be a lien upon any of the properties then owned or subsequently acquired by the successor corporation except properties acquired from us in or as a result of the transaction and improvements, extensions and additions to the properties and renewals, replacements and substitutions of or for any part or parts of the properties. (See Article 13 and “Consolidation, Merger, etc.”) In addition, after-acquired property may be subject to liens existing or placed on the after-acquired property at the time of acquisition of the property, including, but not limited to, purchase money liens and the lien of any Class A Mortgage.

      The 1993 Mortgage trustee has a lien, prior to the lien on behalf of the holders of 1993 mortgage securities, upon the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (See Section 1107)

Issuance of Additional 1993 Mortgage Securities

      Except as described below, the aggregate principal amount of 1993 mortgage securities which we can issue under the 1993 Mortgage is unlimited. (See Section 301) We can issue 1993 Mortgage securities of any series from time to time on the basis of, and in an aggregate principal amount not exceeding the sum of:

•	the aggregate principal amount of Class A Bonds issued and delivered to the 1993 Mortgage trustee;

•	70% of the cost or fair value to us (whichever is less) of property additions which do not constitute funded property after specified deductions and additions, primarily including adjustments to offset property retirements. Property additions generally include any property which we own and are subject to the lien of the 1993 Mortgage except goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 104) Funded property is generally property additions that have been:

•	made the basis of the authentication and delivery of 1993 mortgage securities, the release of mortgaged property or cash withdrawals;

•	substituted for retired property; or

•	used as the basis of a credit against, or otherwise in satisfaction of, any sinking, improvement, maintenance, replacement or similar fund, provided that 1993 mortgage securities of the series or tranche to which the fund relates remain outstanding;

•	the aggregate principal amount of retired 1993 mortgage securities (which consist of 1993 mortgage securities no longer outstanding under the 1993 Mortgage which have not been used for specified other purposes under the 1993 Mortgage and which have not been paid, redeemed or otherwise retired by the application of funded cash), but if Class A Bonds had been made the basis for the authentication and delivery of the retired 1993 mortgage securities, only if the retired 1993 mortgage securities became retired securities after the discharge of the related Class A Mortgage; and

•	an amount of cash deposited with the 1993 Mortgage trustee.

(See Article Four)

      As discussed below under the caption “Description of the 1939 Mortgage — Issuance of Additional Bonds Under the 1939 Mortgage”, as of December 31, 2002, the approximate amount of net property additions and the amount of retired bonds available for use as the basis for the issuance of Class A Bonds under the 1939 Mortgage were $1.038 billion and $644 million, respectively.

      In general, we cannot issue any 1993 mortgage securities unless at that time our adjusted net earnings for 12 consecutive months within the preceding 18 months is at least twice the annual interest requirements on the sum of:

•	all 1993 mortgage securities at the time outstanding;

•	new 1993 mortgage securities then being applied for;

•	all outstanding Class A Bonds other than Class A Bonds held by the 1993 Mortgage trustee under the 1993 Mortgage; and

•	all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the 1993 Mortgage.

For purposes of calculating our interest requirements, any variable rate debt will be computed based on the rates in effect at the time we make the interest requirements calculation.

      Adjusted net earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest and amortization of debt discount and expense; any non-recurring charge to income or retained earnings; and any refund of revenues that we previously collected or accrued subject to possible refund. In addition, profits or losses from the sale or other disposition of property, or non-recurring items of revenue, income or expense are not included for purposes of calculating adjusted net earnings. (See Sections 103 and 401)

      We do not have to satisfy the net earnings requirement if the additional 1993 mortgage securities to be issued will not have a stated interest rate prior to maturity. In addition, we are not required to satisfy the net earnings requirement prior to issuance of 1993 mortgage securities:

•	issued on the basis of the delivery of Class A Bonds if the Class A Bonds have been authenticated and delivered under the related Class A Mortgage on the basis of retired Class A Bonds; or

•	issued on the basis of retired 1993 mortgage securities as described above.

      For 1993 mortgage securities of a series subject to a periodic offering (such as a medium-term note program), the 1993 Mortgage trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the 1993 mortgage securities of the series. (See Article Four)

Release of Property

      Unless an event of default under the 1993 Mortgage has occurred and is continuing, we may obtain the release from the lien of the 1993 Mortgage of any funded property, except for cash held by the 1993 Mortgage trustee, by delivering to the 1993 Mortgage trustee cash equal to the cost of the property to be released (or, if less, the fair value to us of the property at the time it became funded property) less the aggregate of:

•	the aggregate principal amount of obligations delivered to the 1993 Mortgage trustee which are secured by purchase money liens upon the property to be released;

•	the cost or fair value to us (whichever is less) of certified property additions not constituting funded property after specified deductions and additions, primarily including adjustments to offset property retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release);

•	an amount equal to 10/7ths of the principal amount of 1993 mortgage securities we would be entitled to issue on the basis of retired securities (with our right to issue a corresponding principal amount of 1993 mortgage securities being waived);

•	an amount equal to 10/7ths of the principal amount of outstanding 1993 mortgage securities delivered to the 1993 Mortgage trustee (with the 1993 mortgage securities to be cancelled by the 1993 Mortgage trustee);

•	an amount of cash and/or the aggregate principal amount of obligations secured by purchase money liens upon the property to be released, which in either case is evidenced to the 1993 Mortgage trustee by a certificate of the trustee or other holder of a lien prior to the lien of the 1993 Mortgage to have been received by the trustee or other holder in consideration for the release of the property or any part of the property from the lien; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

      Property which is not funded property may generally be released from the lien of the 1993 Mortgage without depositing any cash or property with the 1993 Mortgage trustee as long as:

•	the aggregate amount of cost or fair value to us (whichever is less) of all property additions which do not constitute funded property (excluding the property to be released) after specified deductions and additions, primarily including adjustments to offset property retirements, is greater than zero; or

•	the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of property additions acquired or made within the 90-day period preceding the release.

      The 1993 Mortgage provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain. Also, under the 1993 Mortgage, we can dispose of obsolete property and grant or surrender specified rights without any release or consent by the 1993 Mortgage trustee.

      If we continue to own any property released from the lien of the 1993 Mortgage, the 1993 Mortgage will not become a lien on any improvement, extension, renewal, replacement or substitution of or for any part or parts of such property. (See Article Eight)

Withdrawal of Cash

      Unless an event of default under the 1993 Mortgage has occurred and is continuing and subject to specified limitations, cash held by the 1993 Mortgage trustee may:

•	be withdrawn by us:

•	to the extent of the cost or fair value to us (whichever is less) of property additions not constituting funded property, after specified deductions and additions, primarily including adjustments to offset retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release); or

•	in an amount equal to 10/7ths of the aggregate principal amount of 1993 mortgage securities that we would be entitled to issue on the basis of retired securities (with the entitlement to the issuance being waived); or

•	in an amount equal to 10/7ths of the aggregate principal amount of any outstanding 1993 mortgage securities delivered to the 1993 Mortgage trustee, or

•	upon our request, be applied to:

•	the purchase of 1993 mortgage securities (at prices not exceeding 10/7ths of the principal amount of the purchased 1993 mortgage securities); or

•	the payment (or provision therefor for the satisfaction and discharge of any 1993 mortgage securities) at stated maturity of any 1993 mortgage securities or the redemption (or similar provision for redemption) of any 1993 mortgage securities which are redeemable (with any 1993 mortgage securities received by the 1993 Mortgage trustee pursuant to these provisions being canceled by the 1993 Mortgage trustee) (see Section 806);

provided, however, that we may withdraw cash deposited with the 1993 Mortgage trustee as the basis for the authentication and delivery of 1993 mortgage securities, as well as cash representing a payment of principal of Class A Bonds, only in an amount equal to the aggregate principal amount of 1993 mortgage securities we would be entitled to issue on any basis (with the entitlement to the issuance being waived by operation of the withdrawal), or we may, at our request, apply this cash to the purchase, redemption or payment of 1993 mortgage securities at prices not exceeding, in the aggregate, the principal amount of the 1993 mortgage securities. (See Sections 405 and 702)

Consolidation, Merger, Etc.

      We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the mortgaged property as or substantially as an entirety to any person unless:

•	the transaction is on terms as will fully preserve in all material respects the lien and security of the 1993 Mortgage and the rights and powers of the 1993 Mortgage trustee and the holders of the 1993 mortgage securities;

•	the corporation formed by any consolidation or into which we are merged or the person which acquires by conveyance or other transfer, or which leases, the mortgaged property as, or substantially as, an entirety is a corporation organized and existing under the laws of the United States of America or any state or territory of the United States of America or the District of Columbia, and the corporation assumes our obligations under the 1993 Mortgage; and

•	in the case of a lease, the lease is made expressly subject to termination by us or by the 1993 Mortgage trustee at any time during the continuance of an event of default.

(See Section 1301)

Modification of 1993 Mortgage

      Without the consent of any holders of 1993 mortgage securities, we and the 1993 Mortgage trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence our successor and our successor’s assumption of our covenants in the 1993 Mortgage and in the 1993 mortgage securities; or

•	to add one or more of our covenants or other provisions for the benefit of all holders of 1993 mortgage securities or for the benefit of the holders of the 1993 mortgage securities of one or more specified series, or to surrender any right or power conferred upon us by the 1993 Mortgage; or

•	to correct or amplify the description of any property at any time subject to the lien of the 1993 Mortgage; or to better assure, convey and confirm to the 1993 Mortgage trustee any property subject or required to be subjected to the lien of the 1993 Mortgage; or to subject to the lien of the 1993 Mortgage additional property (including property of others), to specify any additional permitted liens with respect to the additional property and to modify the provisions in the 1993 Mortgage for dispositions of specified types of property without release in order to specify any additional items with respect to the additional property; or

•	to change or eliminate any provision of the 1993 Mortgage or to add any new provision to the 1993 Mortgage, provided that if the change, elimination or addition adversely affects the interests of the holders of the 1993 mortgage securities of any series or tranche in any material respect, the change, elimination or addition will become effective with respect to the series or tranche only when no 1993 mortgage security of that series or tranche remains outstanding under the 1993 Mortgage; or

•	to establish the form or terms of the 1993 mortgage securities of any series or tranche as permitted by the 1993 Mortgage; or

•	to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, on the bearer securities and for the procedures for the registration, exchange and replacement of bearer securities and for the giving of notice to, and the solicitation of the vote or consent of, the holders, and for any and all other incidental matters; or

•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee; or

•	to establish procedures necessary to permit us to use a non-certificated system of registration for all, or any series or tranche of, the 1993 mortgage securities; or to change any place or places for payment, registration of transfer or exchange or where notices may be given; or

•	to cure any ambiguity, to correct or supplement any provision in the 1993 Mortgage which may be defective or inconsistent with any other provision in the 1993 Mortgage, or to make any other changes to the provisions of the 1993 Mortgage or to add other provisions with respect to matters and questions arising under the 1993 Mortgage, so long as the other changes or additions do not adversely affect the interests of the holders of 1993 mortgage securities of any series or tranche in any material respect.

(See Section 1401)

      In addition, if the Trust Indenture Act of 1939, as amended, is amended after the date of the original 1993 Mortgage in such a way as to require changes to the 1993 Mortgage or the incorporation into the 1993 Mortgage of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the original 1993 Mortgage or at any subsequent time, were required by the Trust Indenture Act to be contained in the 1993 Mortgage, the 1993 Mortgage will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and we and the 1993 Mortgage trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. (See Section 1401)

      Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the 1993 mortgage securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the 1993 Mortgage pursuant to one or more supplemental indentures. However, if less than all of the series of the 1993 mortgage securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding 1993 mortgage securities of all series so directly affected, considered as one class, will be required. If the 1993 mortgage securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of the tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding 1993 mortgage securities of all tranches so directly affected, considered as one class, will be required. Notwithstanding the above, no such amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any 1993 mortgage security, or reduce the principal amount of any 1993 mortgage security or the rate of interest on any 1993 mortgage security (or the amount of any installment of interest on any 1993 mortgage security), or change the method of calculating the rate, or reduce any premium payable upon the redemption of any 1993 mortgage security, or reduce the amount of the principal of any discount security that would be due and payable upon a declaration of acceleration of maturity, or change the coin or currency (or other property) in which any 1993 mortgage security or any premium or the interest on any 1993 mortgage security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any 1993 mortgage security (or, in the case of redemption, on or after the date fixed for redemption) without, in any such case, the consent of the holder of such 1993 mortgage security;

•	permit the creation of any lien not otherwise permitted by the 1993 Mortgage ranking prior to the lien of the 1993 Mortgage with respect to all or substantially all of the mortgaged property or terminate the lien of the 1993 Mortgage on all or substantially all of the mortgaged property, or deprive the holders of the benefit of the lien of the 1993 Mortgage, without, in any such case, the consent of the holders of all 1993 mortgage securities then outstanding;

•	reduce the percentage of the principal amount of the outstanding 1993 mortgage securities of any series, or any tranche, needed to consent to any supplemental indenture, any waiver of compliance with any provision of the 1993 Mortgage or of any default under the 1993 Mortgage and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding 1993 mortgage security of the series or tranche; or

•	modify specified provisions of the 1993 Mortgage relating to supplemental indentures, waivers of specified covenants and waivers of past defaults with respect to the 1993 mortgage securities of any series, or any tranche of the 1993 mortgage securities, without the consent of the holder of each outstanding 1993 mortgage security of the series or tranche.

A supplemental indenture which changes or eliminates any covenant or other provision of the 1993 Mortgage which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there will be outstanding 1993 mortgage securities of one or more specified series, or one or more tranches of the outstanding 1993 mortgage securities, or modifies the rights of the holders of 1993 mortgage securities of the series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the 1993 Mortgage of the holders of the 1993 mortgage securities of any other series or tranche. (See Section 1402)

Voting of Class A Bonds

      The 1993 Mortgage trustee will, as holder of Class A Bonds issued under the 1939 Mortgage as the basis for the issuance of the 1993 mortgage securities, attend the meetings of bondholders under the related Class A Mortgage, or deliver its proxy in connection with the meetings, for matters for which it is entitled to vote or consent. So long as no event of default as defined in the 1993 Mortgage has occurred and is continuing, the 1993 Mortgage trustee will, as holder of the Class A Bonds:

•	vote in favor of the amendments and modifications to the 1939 Mortgage described under “Description of the 1939 Mortgage — Voting of Class A Bonds Issued Under the 1939 Mortgage”; and

•	with respect to any other amendments or modifications to any Class A Mortgage, vote all Class A Bonds outstanding under the Class A Mortgage then held by it, or consent with respect to the amendments or modifications, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under the Class A Mortgage the holders of which are eligible to vote or consent, except that the 1993 Mortgage trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the 1993 Mortgage, would require the consent of holders of the 1993 mortgage securities as described under “Modification of the 1993 Mortgage”, without the prior consent of holders of 1993 mortgage securities which would be required for the amendment or modification of the 1993 Mortgage. (See Section 705)

Waiver

      The holders of at least a majority in aggregate principal amount of all 1993 mortgage securities may waive our obligations to comply with specified covenants, including the covenants to maintain our corporate existence and properties, pay taxes and discharge liens, maintain insurance and make the recordings and filings as are necessary to protect the security of the holders and the rights of the 1993 Mortgage trustee and the covenant described above with respect to merger, consolidation or the transfer or lease of the mortgaged property as, or substantially as, an entirety, provided that the waiver occurs before the time that compliance is required. The holders of at least a majority of the aggregate principal amount of the outstanding 1993 mortgage securities of all affected series or tranches, considered as one class, may waive, before the time for the compliance, compliance with any covenant specified with respect to the 1993 mortgage securities of the series or tranches. (See Section 609)

Events of Default

      Each of the following events will be an event of default under the 1993 Mortgage:

•	our failure to pay interest on any 1993 mortgage security within 60 days after the same becomes due;

•	our failure to pay principal of or premium, if any, on any 1993 mortgage security within 3 business days after maturity;

•	our failure to perform, or our breach of, any covenant or warranty contained in the 1993 Mortgage (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this caption) for a period of 90 days after we have received a written notice from the 1993 Mortgage trustee or the holders of at least 33% in principal amount of outstanding 1993 mortgage securities, or unless the 1993 Mortgage trustee, or the 1993 Mortgage trustee and the holders of a principal amount of 1993 mortgage securities not less than the principal amount of 1993 mortgage securities the holders of which gave the notice, as the case may be, agree in writing to an extension of the period prior to its expiration. The 1993 Mortgage trustee, or the 1993 Mortgage trustee and the holders, as the case may be, will be deemed to have agreed to an extension of the period if we have initiated corrective action within the period and we are diligently pursuing such corrective action;

•	specified events relating to reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property; and

•	the occurrence of a matured event of default under any Class A Mortgage (other than any such matured event of default which is of similar kind or character to the event of default described in the third bullet above and which has not resulted in the acceleration of the Class A Bonds outstanding under the Class A Mortgage); provided that the waiver or cure of any such event of default and the rescission and annulment of the consequences of a matured event of default will constitute a waiver of the corresponding event of default under the 1993 Mortgage and a rescission and annulment of the consequences of a matured event of default.

(See Section 1001)

Remedies

      Acceleration of Maturity. If an event of default under the 1993 Mortgage occurs and is continuing, then the 1993 Mortgage trustee or the holders of not less than 33% in principal amount of 1993 mortgage securities then outstanding may declare the principal amount (or if the 1993 mortgage securities are discount securities, the portion of the principal amount of the discount securities as may be provided for pursuant to the terms of the 1993 Mortgage) of all of the 1993 mortgage securities then outstanding, together with premium, if any, and accrued interest, if any, on the 1993 mortgage securities to be immediately due and payable. At any time after the declaration of acceleration of the 1993 mortgage securities then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money has been obtained by the 1993 Mortgage trustee, the event or events of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and the declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the 1993 Mortgage trustee a sum sufficient to pay:

•	all overdue interest, if any, on all 1993 mortgage securities then outstanding;

•	the principal of and premium, if any, on any 1993 mortgage securities then outstanding which have become due otherwise than by the declaration of acceleration and interest on such amounts at the rate or rates prescribed in the 1993 mortgage securities; and

•	all amounts due to the 1993 Mortgage trustee; and

•	any other event or events of default under the 1993 Mortgage, other than the non-payment of the principal of the 1993 mortgage securities which have become due solely by the declaration of acceleration, has been cured or waived.

(See Sections 1002 and 1017)

      Possession of Mortgaged Property. Under certain circumstances and to the extent permitted by law, if an event of default occurs and is continuing, the 1993 Mortgage trustee may take possession of, and hold, operate and manage, the mortgaged property or, with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the 1993 Mortgage trustee or pursuant to judicial proceedings, the principal of the outstanding 1993 mortgage securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 1003, 1004 and 1005)

      Right to Direct Proceedings. If an event of default under the 1993 Mortgage occurs and is continuing, the holders of a majority in principal amount of the 1993 mortgage securities then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the 1993 Mortgage trustee or exercising any trust or power conferred on the 1993 Mortgage trustee, provided that (1) the direction does not conflict with any rule of law or with the 1993 Mortgage, and could not involve the 1993 Mortgage trustee in personal liability in circumstances where indemnity would not, in the 1993 Mortgage trustee’s sole discretion, be adequate and (2) the 1993 Mortgage trustee may take any other action deemed proper by the 1993 Mortgage trustee which is not inconsistent with the direction. (See Section 1016)

      Limitation on Right to Institute Proceedings. No holder of any 1993 mortgage security may institute any proceeding, judicial or otherwise, with respect to the 1993 Mortgage or for the appointment of a receiver or for any other remedy under the 1993 Mortgage unless:

•	the holder has previously given to the 1993 Mortgage trustee written notice of a continuing event of default;

•	the holders of not less than a majority in aggregate principal amount of the 1993 mortgage securities then outstanding have made written request to the 1993 Mortgage trustee to institute proceedings in respect of the event of default and have offered the 1993 Mortgage trustee reasonable indemnity against costs and liabilities to be incurred in complying with the request; and

•	for 60 days after receipt of the notice, the 1993 Mortgage trustee has failed to institute any such proceeding and no direction inconsistent with the request has been given to the 1993 Mortgage trustee during the 60-day period by the holders of a majority in aggregate principal amount of the 1993 mortgage securities then outstanding.

Furthermore, no holder may institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders. (See Section 1011)

      No Impairment of Right to Receive Payment. Notwithstanding that the right of a holder to institute a proceeding with respect to the 1993 Mortgage is subject to specified conditions precedent, each holder of a 1993 mortgage security has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the 1993 mortgage security when due and to institute suit for the enforcement of any such payment, and the rights may not be impaired without the consent of the holder. (See Section 1012)

      Notice of Default. The 1993 Mortgage trustee must give the holders notice of any default under the 1993 Mortgage to the extent required by the Trust Indenture Act, unless the default has been cured or waived, except that the 1993 Mortgage trustee does not have to give notice of a default of the character described in the third bullet under “Events of Default” until at least 75 days after the occurrence of such an event. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an event of default. (See Section 1102) The Trust Indenture Act currently permits the 1993 Mortgage trustee to withhold notices of default (except for specified payment defaults) if the 1993 Mortgage trustee in good faith determines the withholding of the notice to be in the interests of the holders.

      Indemnification of Trustee. Before taking specified actions to enforce the lien of the 1993 Mortgage and institute proceedings on the 1993 mortgage securities, the 1993 Mortgage trustee may require adequate indemnity from the holders of the 1993 mortgage securities against costs, expenses and liabilities to be incurred in connection with the enforcement of the lien. (See Sections 1011 and 1101)

      Additional Remedies. In addition to every other right and remedy provided in the 1993 Mortgage, the 1993 Mortgage trustee may exercise any right or remedy available to the 1993 Mortgage trustee in its capacity as owner and holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an event of default under the 1993 Mortgage has occurred and is continuing. (See Section 1020)

      Remedies Limited by State Law. The laws of the state or states in which the mortgaged property is located may limit or deny the ability of the 1993 Mortgage trustee or security holders to enforce certain rights and remedies provided in the 1993 Mortgage in accordance with their terms.

Defeasance

      Any 1993 mortgage security or securities, or any portion of the principal amount of the 1993 mortgage security or securities will be deemed to have been paid for purposes of the 1993 Mortgage, and, at our election, our entire indebtedness in respect of the 1993 Mortgage will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the 1993 Mortgage trustee or any paying agent (other than us), in trust:

•	money (including funded cash not otherwise applied pursuant to the 1993 Mortgage); or

•	in the case of a deposit made prior to the maturity of the applicable 1993 mortgage securities, eligible obligations (generally direct or indirect obligations of the U.S. government), which do not contain provisions permitting the redemption or other prepayment at the option of the issuer, the principal of and the interest on which when due, without any regard to reinvestment of the eligible obligations, will provide moneys which, together with the money, if any, deposited with or held by the 1993 Mortgage trustee or the paying agent; or

•	a combination of the first two bullets,

which will be sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the 1993 mortgage security or securities or portions of the 1993 mortgage securities or securities.

(See Section 901)

      Under current United States federal income tax law, any defeasance described in the preceding paragraph would likely be treated as a taxable exchange of the 1993 mortgage securities defeased for a series of non-recourse debt instruments secured by the assets in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the 1993 mortgage securities and the value of the new debt instruments deemed to have been received in exchange. Holders should consult their own tax advisors as to the specific consequences to them of defeasance under the 1993 Mortgage.

Resignation of the 1993 Mortgage Trustee

      The 1993 Mortgage trustee may resign at any time by giving written notice of resignation to us. The 1993 Mortgage trustee may be removed at any time by act of the holders of a majority in principal amount of 1993 mortgage securities then outstanding delivered to the 1993 Mortgage trustee and us. No resignation or removal of the 1993 Mortgage trustee and no appointment of a successor 1993 Mortgage trustee will become effective until a successor 1993 Mortgage trustee has accepted its appointment in accordance with the requirements of the 1993 Mortgage. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing, if we have delivered to the 1993 Mortgage trustee a resolution of our Board of Directors appointing a successor 1993 Mortgage trustee and the successor has accepted the appointment in accordance with the terms of the 1993 Mortgage, the 1993 Mortgage trustee will be deemed to have resigned and the successor will be deemed to have been appointed as 1993 Mortgage trustee in accordance with the 1993 Mortgage. (See Section 1110)

Evidence to be Furnished to the 1993 Mortgage Trustee

      When we are required to document our compliance with 1993 Mortgage provisions, we will provide the 1993 Mortgage trustee with written statements of our officers or other persons that we select or pay. In some cases, we will be required to furnish opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent). In addition, the 1993 Mortgage requires that we give the 1993 Mortgage trustee, at least annually, a brief statement as to our compliance with the conditions and covenants under the 1993 Mortgage.

Concerning the 1993 Mortgage Trustee

      We and our affiliates conduct banking transactions with affiliates of the 1993 Mortgage trustee in the normal course of our business and may use the 1993 Mortgage trustee or its affiliates as trustee for various debt issues.

Governing Law

      The 1993 Mortgage is governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act is applicable and except to the extent the law of any jurisdiction where property subject to the 1993 Mortgage is located mandatorily governs the perfection, priority or enforcement of the lien of the 1993 Mortgage with respect to that property.

DESCRIPTION OF THE 1939 MORTGAGE

General

      The information we are providing you in this prospectus concerning the 1939 Mortgage is only a summary. You should consult the 1939 Mortgage for more complete information. The 1939 Mortgage is an exhibit to the registration statement and you should read it for provisions that may be important to you. In the summary below, we have included references to articles and section numbers of the 1939 Mortgage so that you can easily locate these provisions. Capitalized terms used in the following summary have the meanings specified in the 1939 Mortgage unless otherwise defined below.

Security

      Class A Bonds issued under the 1939 Mortgage will rank equally, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the 1939 Mortgage. In the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., based on information obtained from public records and from us, the 1939 Mortgage constitutes a first mortgage lien on the property specifically or generally described in the 1939 Mortgage as subject to the lien of such 1939 Mortgage, except the property as may have been disposed of or released from the lien of such 1939 Mortgage in accordance with the terms of the 1939 Mortgage, subject to no liens prior to the lien of the 1939 Mortgage other than permitted encumbrances. The 1939 Mortgage by its terms effectively subjects to the lien of the 1939 Mortgage all property (except property of the kinds specifically excepted from the lien of such 1939 Mortgage) that we acquired after the date of the execution and delivery of the 1939 Mortgage, subject to permitted encumbrances, to any existing lien on the property, and to any liens for unpaid portions of the purchase money paid on the property, at the time of the acquisition, and also subject to specified limitations in the case of consolidation, merger or sale of substantially all the mortgaged property.

      The principal properties subject to the lien of the 1939 Mortgage are the electric and gas properties that we own. (See Granting and Habendum Clauses, Sections 2 and 3 of Article I, and Section 3 of Article XI of the 1939 Mortgage)

      The 1939 Mortgage provides that the 1939 Mortgage trustee will have a lien prior to the bonds on the mortgaged property for payment of its compensation, expenses and disbursements and for indemnity against specified liabilities. (See Section 10 of Article XII of the 1939 Mortgage)

Issuance of Additional Bonds Under the 1939 Mortgage

      We may issue additional bonds under the 1939 Mortgage in a principal amount equal to:

•	60% of net property additions (as defined in the 1939 Mortgage) acquired or constructed within five years of certification to the 1939 Mortgage trustee;

•	the principal amount of specified retired bonds or prior lien bonds; or

•	deposited cash (in some cases 60% of deposited cash).

See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

      We may not issue any bonds under the first and third bullets above, unless our net earnings (as discussed below) are at least 2 1/2 times the annual interest on all bonds issued and outstanding under the 1939 Mortgage, including the bonds applied for (but excluding any bonds to be paid, retired or redeemed with the proceeds of the bonds applied for), and indebtedness secured by prior liens. We generally do not need to satisfy the net earnings test prior to the issuance of bonds under the second bullet above unless (A) the new mortgage bonds are to be issued more than two years prior to the stated maturity of the retired bonds and such new mortgage bonds bear a greater rate of interest than the retired bonds or (B) the new mortgage bonds are to be issued in respect of retired bonds, the interest charges on which have been excluded from any net earnings certificate filed with the 1939 Mortgage trustee since the retirement of the bonds. (See Article III of the 1939 Mortgage) See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

      We may withdraw cash deposited under the third bullet above in an amount equal to the principal amounts of bonds issuable pursuant to the first and second bullets above (in some cases 166 2/3%) without regard to earnings or we may apply this cash to the purchase or redemption of bonds of one or more series that we select. (See Sections 8, 9 and 10 of Article III of the 1939 Mortgage) See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

      Net earnings are computed before provision for depreciation and amortization of property, income and profits taxes (as defined in the 1939 Mortgage), interest on any indebtedness and amortization of debt discount and expense and do not take into account any profits or losses from the sale or disposal of capital assets or securities. (See Section 5 of Article I of the 1939 Mortgage)

      Property additions under the 1939 Mortgage consist of property used or useful in the electric, gas or steam business (with specified exceptions) acquired or constructed within five years next preceding certification to the 1939 Mortgage trustee. (See Section 4 of Article I of the 1939 Mortgage) See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

      As of December 31, 2002, the approximate amount of net property additions and the amount of retired bonds available for use as the basis for the issuance of Class A Bonds under the 1939 Mortgage, subject to the net earnings restrictions discussed above, were $1.038 billion and $644 million, respectively. We will determine, at the time of each issuance of Class A Bonds under the 1939 Mortgage which are to be the basis for the issuance of first collateral trust bonds, whether the Class A Bonds will be issued upon the basis of property additions or retired bonds. As of June 30, 2003, $2.023 billion in aggregate principal amount of bonds were outstanding under the 1939 Mortgage, $1.793 billion aggregate principal amount of which was held by the 1993 Mortgage trustee as security for outstanding 1993 mortgage securities under the 1993 Mortgage.

      The 1939 Mortgage contains restrictions on (1) the acquisition of property securing prior lien indebtedness and (2) the issuance of bonds, withdrawal of cash or release of property on the basis of property subject to a prior lien. Prior lien indebtedness secured by property previously acquired may not be increased unless the evidence of prior lien indebtedness is pledged with the 1939 Mortgage trustee. (See Section 4 of Article I and Sections 15, 17 and 19 of Article IV of the 1939 Mortgage) See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

Maintenance and Replacement Fund for Bonds Outstanding Under the 1939 Mortgage

      Unless otherwise provided for in the prospectus supplement that describes a particular series of first collateral trust bonds, there will be no provision for a maintenance and replacement fund with respect to Class A Bonds issued under the 1939 Mortgage as the basis for the issuance of first collateral trust bonds.

Modification of the 1939 Mortgage

      We and the 1939 Mortgage trustee may modify the 1939 Mortgage and the rights of bondholders under the 1939 Mortgage with the consent of the holders of not less than 75% in principal amount of the bonds then outstanding under the 1939 Mortgage, or of not less than 75% in principal amount of the outstanding bonds of any one or more series under the 1939 Mortgage which may be affected by any such modification; except that the bondholders, without the consent of the holder of each bond affected, may not:

•	extend the time of payment of the principal of or interest on any bonds issued under the 1939 Mortgage;

•	reduce the principal amount of the bonds outstanding under the 1939 Mortgage or the rate of interest on the bonds issued under the 1939 Mortgage, or otherwise modify the terms of payment of principal or interest;

•	permit the creation of any lien ranking prior to or on a parity with the lien of the 1939 Mortgage with respect to any of the mortgaged property;

•	deprive any nonassenting bondholder of a lien upon the mortgaged property for the security of his/her bonds; or

•	reduce the percentage of bondholders authorized to take such action.

(See Article XIV of the 1939 Mortgage)

      We have reserved the right to amend the 1939 Mortgage without any consent or other action by holders of any series of bonds issued under the 1939 Mortgage created after October 31, 1975 (including Class A Bonds issued under the 1939 Mortgage as the basis for the issuance of 1993 mortgage securities) to reduce the required consent of bondholders described above from 75% to 60%. (See Article Five of the Supplemental Indenture dated as of November 1, 1977)

Voting of Class A Bonds Issued Under the 1939 Mortgage

      The 1993 Mortgage provides that, so long as no event of default as defined in the 1993 Mortgage has occurred and is continuing under the 1993 Mortgage, the 1993 Mortgage trustee will, as holder of Class A Bonds issued under the 1939 Mortgage and delivered as the basis for the issuance of 1993 mortgage securities:

•	vote or consent in favor of amendments or modifications to the 1939 Mortgage in substantially the following manner:

•	to expand the definition of property additions to eliminate geographical restrictions to specific states and allow the inclusion of properties located anywhere in the United States, Canada and Mexico, or their coastal waters; to include space satellites and stations, solar power satellites and other analogous facilities; to include nuclear fuel and other analogous devices or substances and to establish other provisions as to such fuel; to include properties located on leased real property, subject to specified limitations; to include goodwill when acquired with a public utility system, subject to specific limitations; and to delete the requirement that property additions must have been acquired or constructed within five years;

•	to remove the requirement that certificates delivered to the 1939 Mortgage trustee be verified;

•	to liberalize the requirements for publication of notices of redemption and other notices;

•	to eliminate the maintenance and replacement fund to the extent then in effect;

•	to change the opinion of counsel required to be delivered upon the certification of property additions to delete the requirement that we have all necessary permission from governmental authorities to use and operate the property additions;

•	to specifically allow the inclusion of earnings collected subject to refund in net earnings for purposes of the interest coverage requirement for the issuance of bonds;

•	to specifically permit the debt component, in addition to the equity component, of the allowance for funds used during construction to be included in net earnings for purposes of the interest coverage requirement for the issuance of bonds;

•	(A) to reduce the interest coverage requirement for the issuance of bonds to 2 times from 2 1/2 times annual interest charges on outstanding bonds, including bonds applied for, and prior lien indebtedness; or, in the alternative, (B) to change the coverage requirement to a requirement that net earnings be at least equal to either (x) 2 (or any higher amount) times annual interest charges on, or (y) 15% (or any higher percentage) of the aggregate principal amount of, outstanding bonds, including the bonds applied for, and prior lien indebtedness;

•	to remove the restrictions on acquiring property subject to a prior lien (retaining, however, the restrictions on certifying the property as property additions);

•	to raise the minimum dollar amount of fire and other losses that must be payable to the 1939 Mortgage trustee from $50,000 to 3% (or any higher percentage) of the principal amount of outstanding bonds; and to specifically permit us to carry insurance policies with deductible provisions equal to 3% (or any higher percentage) of the principal amount of outstanding bonds or any higher deductible amount usually contained in the policies of other companies owning and operating similar properties;

•	to delete our covenant to “observe and conform to all valid requirements of any governmental authority relative to any of the mortgaged property”;

•	to delete the requirement that the 1939 Mortgage trustee be located in New York, New York and that we maintain an office in New York, New York, to make payments on bonds and register transfers;

•	to modify the special release provision of the 1939 Mortgage to increase the amount of the aggregate value of property which may be released from the lien of the 1939 Mortgage within any period of 12 consecutive calendar months without compliance with all the conditions of the general release provision from $25,000 to (A) the greater of $25,000 or 1% of the aggregate principal amount of outstanding bonds or (B) the greater of $10,000,000 or 3% of the aggregate principal amount of outstanding bonds (or any lower amount or percentage);

•	to permit bonds to be issued under the 1939 Mortgage in a principal amount equal to 70% of net property additions instead of 60% and to make correlative changes in provisions relating to, among other things, the release of property from the lien of the 1939 Mortgage, the withdrawal of cash held by the 1939 Mortgage trustee, the acquisition and use under the 1939 Mortgage of property securing prior lien indebtedness, and the use of retired prior lien bonds; and

•	to modify the definition of all defaults under the 1939 Mortgage to be substantially identical to the events of default under the 1993 Mortgage; and

•	with respect to any amendments or modifications to the 1939 Mortgage other than those referred to above, vote all Class A Bonds outstanding under the 1939 Mortgage then held by it, or consent to the amendments, in the manner as described under “Description of the First Collateral Trust Bonds — Voting of Class A Bonds”. (See Section 705 of the 1993 Mortgage)

      We have reserved the right to make any or all of the modifications to the 1939 Mortgage described in the first thirteen bullets above (with the exception of a modification under (B) of the thirteenth bullet) without consent or other action of the holders of specified outstanding series of bonds previously issued under the 1939 Mortgage (See Article Three of the Supplemental Indenture dated as of March 1, 1980 and Article Four of the Supplemental Indentures dated as of December 1, 1990, and March 1, 1992, respectively)

      The indentures under which specific pollution control revenue bonds of Morgan County, Colorado and Adams County, Colorado were issued provide that the trustees under the indentures, as holders of bonds issued under the 1939 Mortgage, will vote in favor of, or consent with respect to, any or all of the possible modifications described in the first thirteen bullets above (with the exception of a modification under (B) of the thirteenth bullet). The aggregate principal amount of bonds with respect to which such right has been reserved or with respect to which such agreements to consent have been obtained, together with the bonds held by the 1993 Mortgage trustee, exceeds the 75% in aggregate principal amount of outstanding bonds required to approve such modifications and therefore we may make such modifications when we choose to do so.

Default Under the 1939 Mortgage

      An event of default under the 1939 Mortgage includes:

•	our failure to pay interest on any bond issued under the 1939 Mortgage, or to pay a sinking fund installment, for 60 days after the payment becomes due;

•	our failure to pay the principal of or premium, if any, on any bond issued under the 1939 Mortgage when the same becomes due;

•	our failure to pay the principal of or interest on any prior lien bonds;

•	our failure to perform any other covenant in the 1939 Mortgage for 90 days after notice given to us by the 1939 Mortgage trustee or by the holders of 10% in principal amount of outstanding bonds;

•	specified events in bankruptcy; and

•	any event of default under the 1993 Mortgage and/or specified matured events of default under any other Class A Mortgage.

(See Section 1 of Article VIII of the 1939 Mortgage and Article Five of the Supplemental Indenture dated as of November 1, 1993 creating the first mortgage bonds, Collateral Series A)

      The 1939 Mortgage trustee may withhold notice of default (except default in the payment of principal of or premium, if any, or interest on the bonds issued under the 1939 Mortgage or in the payment of a sinking fund installment) if it determines the withholding to be in the interests of the bondholders. (See Section 2 of Article VIII of the 1939 Mortgage) We are required to report annually to the 1939 Mortgage trustee as to compliance with the covenants contained in the 1939 Mortgage. (See Section 24 of Article IV of the 1939 Mortgage)

      Upon the occurrence of a default under the 1939 Mortgage, the 1939 Mortgage trustee or the holders of 25% in principal amount of outstanding bonds issued under the 1939 Mortgage may declare the principal of and interest accrued on all outstanding bonds issued under the 1939 Mortgage due and payable immediately; provided, however, that if the default has been cured, (1) the holders of a majority in principal amount of outstanding bonds issued under the 1939 Mortgage may annul the declaration or (2) if, in making the declaration, the 1939 Mortgage trustee has acted without a direction from the holders of a majority in principal amount of outstanding bonds issued under the 1939 Mortgage, or if the declaration was made by the holders of 25% in principal amount of outstanding bonds issued under the 1939 Mortgage and the holders of a majority in principal amount of outstanding bonds issued under the 1939 Mortgage have not delivered a written notice to the contrary before the declaration, then the declaration will be deemed to be annulled. (See Section 1 of Article VIII of the 1939 Mortgage)

Action by 1939 Mortgage Trustee

      Except as otherwise provided in the 1939 Mortgage, the holders of a majority in principal amount of bonds outstanding under the 1939 Mortgage have the right to require the 1939 Mortgage trustee to enforce the lien of the 1939 Mortgage and direct the time, method and place of conducting any proceedings for any remedy available to the 1939 Mortgage trustee under the 1939 Mortgage. (See Section 15 of Article VIII of the 1939 Mortgage) No holder of bonds outstanding under the 1939 Mortgage has the right to enforce the lien of the 1939 Mortgage without giving to the 1939 Mortgage trustee written notice of default and unless the holders of a majority in principal amount of outstanding bonds have requested the 1939 Mortgage trustee to act and have offered the 1939 Mortgage trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the 1939 Mortgage trustee and the 1939 Mortgage trustee has failed to take action within 60 days. (See Section 16 of Article VIII of the 1939 Mortgage)

Concerning the 1939 Mortgage Trustee

      We and our affiliates conduct banking transactions with affiliates of the 1939 Mortgage trustee in the normal course of our business and may use the 1939 Mortgage trustee or its affiliates as trustee for various debt issues.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

General

      We may issue from time to time, in one or more series, the senior debt securities under an Indenture, dated as of July 1, 1999, between us and The Bank of New York, as trustee. In this “Description of the Senior Debt Securities” we refer to this Indenture, as supplemented and to be supplemented by various supplemental indentures, including one or more supplemental indentures relating to the senior debt securities being offered by this prospectus, as the Indenture. This prospectus describes the general terms of the senior debt securities that we may offer. The information we are providing you in this prospectus concerning the senior debt securities and the Indenture is only a summary of the information provided in these documents. You should consult the senior debt securities themselves, the Indenture and other documents for more complete information on the senior debt securities. The Indenture is an exhibit to the registration statement, and you should read it for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate those provisions. Capitalized terms used in the following summary have the meanings specified in the Indenture unless otherwise defined below. When we offer to sell a particular series of senior debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series.

      There is no requirement under the Indenture described in this prospectus that future issues of our debt securities be issued under the Indenture we have described. We may use other indentures or documentation, which may contain provisions different from those included in the Indenture, in connection with future issues of our debt securities. The Indenture does not contain any debt covenants or provisions that would afford holders of the senior debt securities protection in the event of a highly leveraged transaction.

      The senior debt securities will be our unsecured obligations. The Indenture does not limit the aggregate principal amount of senior debt securities that we may issue under the Indenture and does not limit the incurrence or issuance of other secured or unsecured debt by us. As of June 30 2003, there were $200 million aggregate principal amount of senior debt securities outstanding under the Indenture. (See Section 301 of the Indenture) As of June 30, 2003, there were $230 million in aggregate principal amount of our first mortgage bonds outstanding under our 1939 Mortgage excluding first mortgage bonds issued solely as security for our first collateral trust bonds. The 1939 Mortgage constitutes, subject to specified exceptions, a first mortgage lien on substantially all our properties. (See “Description of the 1939 Mortgage”) As of June 30, 2003, there were $1.793 billion aggregate principal amount of our first collateral trust bonds outstanding under the 1993 Mortgage. The 1993 Mortgage constitutes a lien on substantially all of our properties used or to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy, which lien is junior to the lien of the 1939 Mortgage. (See “Description of the 1939 Mortgage”)

      The senior debt securities will rank as equal in right of payment to our other unsecured indebtedness, except for any indebtedness that, by its terms, is subordinate to the senior debt securities.

      Please read the prospectus supplement relating to the issue of a particular series of senior debt securities for, among other things, the following terms:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	whether any of the senior debt securities of that series will be issued in global form and, if so, the identity of the depository and the specific terms of the depository arrangements;

•	the date or dates on which the principal is payable;

•	the rate or rates at which the senior debt securities of that series will bear interest or the method of determining the rate or rates;

•	the date or dates from which interest will accrue;

•	the dates on which the interest will be payable and the regular record dates for the interest payment dates;

•	the place or places where the principal of, premium, if any, and interest will be payable;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	the denominations in which the senior debt securities will be issuable, if other than denominations of $1,000 and any integral multiple $1,000;

•	whether the provisions of the Indenture relating to defeasance and covenant defeasance will be applicable to the senior debt securities of that series, provided that the provisions will apply unless the covenants are expressly stated to be inapplicable to the senior debt securities of that series; and

•	any other terms of the senior debt securities of that series.

(See Section 301 of the Indenture)

Periodic Offering

      We may offer senior debt securities of any series in a periodic offering, in which any or all of the specific terms of each security of the series may vary from other securities of the series, including with respect to rate or rates of interest on the securities, if any, the stated maturity of each security, the redemption provisions, if any, and such other terms as may be permitted by the Indenture and determined by us from time to time as provided in the Indenture and described in the applicable prospectus supplement.

Original Issue Discount Security

      A senior debt security may provide that an amount less than the principal amount of the senior debt security would be due and payable if it were to be accelerated because of an event of default. Senior debt securities containing such a provision would be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations relating to those securities will be described in the applicable prospectus supplement.

Payment of Senior Debt Securities; Transfers; Exchanges

      Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, we will pay interest, if any, on each senior debt security payable on each interest payment date to the person in whose name the senior debt security is registered as of the close of business on the regular record date relating to that interest payment date. We will pay interest payable at maturity to the person to whom principal is paid at maturity. If there has been a default in the payment of interest on any senior debt security, the defaulted interest may be paid to the holder of the senior debt security as of the close of business on a date selected by the senior debt security trustee. The date selected must not be more than 15 days and not less than 10 days prior to the date we propose for payment of the defaulted interest. Defaulted interest may also be paid in any other lawful manner permitted by requirements of any securities exchange on which the senior debt security may be listed, if the Indenture trustee deems the manner of payment practicable. (See Section 307 of the Indenture)

      Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, the principal of and premium, if any, and interest at maturity will be payable upon presentation of the senior debt securities at the corporate trust office of The Bank of New York, in New York, New York, as our Paying Agent. We may change the place of payment. We may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. (See Section 1002 of the Indenture)

      Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, the transfer of senior debt securities may be registered, and senior debt securities may be exchanged for other senior debt securities of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York, in New York, New York, as security registrar. We may change the place for registration of transfer and exchange. We may designate one or more additional places for the registration and exchange, all at our discretion. (See Sections 305 and 1002 of the Indenture)

      Unless the prospectus supplement that describes a particular series of senior debt securities says otherwise with respect to that series, no fee for service will be charged for any transfer or exchange of the senior debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of, transfer or exchange of the securities. We are not required to execute or to provide for the registration of transfer of or the exchange of (1) any senior debt security during a period of 15 days prior to giving any notice of redemption or (2) any senior debt security selected for redemption in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part. (See Section 305 of the Indenture)

Redemption

      The prospectus supplement that describes that series will set forth any terms for the optional or mandatory redemption of a particular series of senior debt securities. Unless the prospectus supplement says that senior debt securities are redeemable at the option of a holder, senior debt securities that are redeemable will be redeemable only at our option upon notice by mail at least 30 days prior to the date fixed for redemption. If fewer than all the senior debt securities of a series are to be redeemed, the particular senior debt securities to be redeemed will be selected by the trustee by the method provided for that series or, if no method is provided, substantially pro rata, by lot or by any other method as the trustee considers fair and appropriate and which complies with the requirement of the principal national securities exchange, if any, on which the senior debt securities are listed. If senior debt securities of a series or tranche have different terms and different maturities, we may select the particular senior debt securities to be redeemed. (See Sections 1103 and 1104 of the Indenture)

      If redemption is at our option, the notice of redemption may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to redeem all of the senior debt securities called for redemption, including accrued interest, if any. If no money has been received, the notice will not be effective and we will not be required to redeem the senior debt securities. (See Section 1104 of the Indenture)

Consolidation, Merger or Sale

      The Indenture provides that we will not consolidate with, merge with or into any other corporation, whether or not we are the surviving corporation, or sell, assign, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, in one transaction or a series of related transactions, unless:

•	either we are the continuing person or the person, if other than us, formed by the consolidation or with which or into which we are merged or the person, or group of affiliated persons, to which all or substantially all of our properties and assets as an entirety or substantially as an entirety are sold, assigned, transferred or leased is a corporation, or constitute corporations, organized under the laws of the United States or any State of the United States or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Indenture trustee in a form satisfactory to the Indenture trustee, all of our obligations under the senior debt securities issued under the Indenture and all of our obligations under the Indenture;

•	immediately before and after giving effect to the transaction or series of transactions, no event of default, and no default, has occurred and is continuing; and

•	we deliver to the Indenture trustee an officer’s certificate and an opinion of counsel stating that the consolidation, merger or transfer and the supplemental indenture comply with the Indenture. (See Article Eight of the Indenture)

Events of Default

      The following are events of default under the Indenture with respect to senior debt securities of any series issued under the Indenture:

•	our failure to pay interest on any senior debt security of that series when due and the failure continues for 30 days and the time for payment has not been extended or deferred;

•	our failure to pay the principal of, or premium, if any, on, any senior debt security of that series when due and payable at maturity, and upon redemption but excluding any failure by us to deposit money in connection with any redemption at our option, and the time for payment has not been extended or deferred;

•	our failure to observe or perform any other covenant, warranty or agreement contained in the senior debt securities of that series or in the Indenture, other than a covenant, agreement or warranty included in the Indenture solely for the benefit of senior debt securities other than that series, and the failure continues for 60 days after we have received written notice from the Indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series;

•	specified events of bankruptcy, insolvency or reorganization relating to us;

•	our failure to pay any installment of interest when due on any other series of senior debt securities issued pursuant to the Indenture and the failure continues for 30 days, or our failure to pay the principal of, or premium, if any, on any such other series of senior debt securities when due and payable at maturity, including upon redemption but excluding any failure by us to deposit money in connection with any redemption at our option, and the time for payment of that interest or principal (or premium, if any) has not been extended or deferred; and

•	any other event of default with respect to senior debt securities of that series specified in the applicable prospectus supplement.

(See Section 501 of the Indenture)

Remedies

      Acceleration of Maturity. If an event of default with respect to senior debt securities of any series, other than due to events of bankruptcy, insolvency or reorganization, occurs and is continuing, the Indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing to us, and to the Indenture trustee if given by the holders of at least 25% in aggregate principal amount of the senior debt securities of that series, may declare the unpaid principal of and accrued interest to the date of acceleration, or, if the senior debt securities are Original Issue Discount Securities, the portion of that principal as may be specified in the terms of the Indenture, on all the outstanding senior debt securities of that series to be due and payable immediately and, upon any such declaration, the senior debt securities of that series, or specified principal amount, will become immediately due and payable. (See Section 502 of the Indenture)

      If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding senior debt securities of all series will become immediately due and payable without any declaration or other act on the part of the Indenture trustee or any holder of any senior debt security. (See Section 502 of the Indenture)

      The holders of a majority of the principal amount of the outstanding senior debt securities of that series, upon the conditions provided in the Indenture, may rescind an acceleration and its consequences. (See Section 502 of the Indenture)

      Right to Direct Proceedings. The holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture trustee, or exercising any trust or power conferred on the Indenture trustee, with respect to the senior debt securities of that series; provided that (1) the direction is not in conflict with any law or the Indenture; (2) the Indenture trustee may take any other action deemed proper by the Indenture trustee which is not inconsistent with the direction; and (3) subject to its duties under the Trust Indenture Act, the Indenture trustee need not take any action that might involve the Indenture trustee in personal liability or might be unduly prejudicial to the holders not joining in the action. (See Section 512 of the Indenture)

      Limitation on Rights to Institute Proceedings. No holder of the senior debt securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Indenture trustee written notice of a continuing event of default with respect to the senior debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series have made written request, and the holder or holders have offered reasonable indemnity, to the Indenture trustee to institute the proceeding as trustee; and

•	the Indenture trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series a direction inconsistent with the request, within 60 days after the notice, request and offer.

(See Section 507 of the Indenture)

      No Impairment of Right to Receive Payment. Notwithstanding any other provision of the Indenture, the holder of any senior debt security will have the absolute and unconditional right to receive payment of the principal of (and premium, if any) and interest on that senior debt security when due, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (See Section 508 of the Indenture)

      Notice of Default. The Indenture provides that the Indenture trustee must, within 30 days after the occurrence of any default or event of default with respect to senior debt securities of any series issued under the Indenture, give the holders of senior debt securities of that series notice of all uncured defaults or events of default known to it (the term “default” includes any event which after notice or passage of time or both would be an event of default); provided, however, that, except in the case of an event of default or a default in payment on any senior debt securities of any series, the Indenture trustee will be protected in withholding the notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Indenture trustee in good faith determine that the withholding of the notice is in the interest of the holders of senior debt securities of the affected series. (See Section 602 of the Indenture)

      Indemnification of Trustee. Subject to the provisions of the Indenture relating to the duties of the Indenture trustee if an event of default occurs and is continuing, the Indenture trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Indenture trustee reasonable indemnity. (See Section 603 of the Indenture)

      Waiver. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may on behalf of the holders of all senior debt securities of that series waive any default or event of default with respect to that series, except a default or event of default in the payment of the principal of, or premium, if any, or any interest, if any, on any senior debt securities of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding senior debt securities of that series affected. (See Section 513 of the Indenture)

Modification of Indenture

      We and the Indenture trustee may modify the Indenture, without notice to or the consent of any holders of senior debt securities, with respect to specified matters, including:

•	to add one or more covenants or other provisions for the benefit of holders of senior debt securities of one or more series or to surrender any of our rights or powers under the Indenture;

•	to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture; or

•	to make any change that does not materially adversely affect the interests of any holder of senior debt securities of any series.

      If the Trust Indenture Act is amended after the date of the original Indenture in such a way as to require or permit changes to the Indenture, or the elimination of provisions which, at the date of the original Indenture or at any time subsequently were required by the Trust Indenture Act, the Indenture will be automatically amended to conform to the amendment or to make the changes or elimination. The Indenture trustee will, at our request, enter into one or more supplemental indentures with us to evidence or effect the amendment. (See Section 901 of the Indenture)

      In addition, we, together with the Indenture trustee, may modify some of our rights and obligations and the rights of holders of the senior debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby.

      No amendment or modification may, without the consent of each holder of any outstanding senior debt security affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any such senior debt security;

•	reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, or extend the time for payment of, any such senior debt security, or extend the time for payment of those amounts or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of the senior Debt security;

•	change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on any senior debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such senior debt security;

•	reduce the percentage in principal amount of outstanding senior debt securities of any series necessary to modify or amend the Indenture, or to waive compliance with specified provisions of the Indenture or defaults or events of default under the Indenture and their consequences;

•	change the redemption provisions in a manner adverse to any such holder of senior debt securities of that series; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants except to increase the percentage of holders required to consent or waive or to provide that specified other provisions may not be modified or waived without the consent of each holder affected thereby.

(See Article Nine of the Indenture)

Defeasance

      When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the trustee funds or U.S. Government Obligations the scheduled payments of principal and interest in respect of which are sufficient to make payments of principal of (and premium, if any) and interest on the senior debt securities of a series or tranche thereof on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	“covenant defeasance,” which means that we will no longer have any obligation to comply with the restrictive covenants under the Indenture and any other restrictive covenants that apply to that series or tranche of the senior debt securities, and the related events of default will no longer apply to us;

•	“legal defeasance,” which means that we will be discharged from our payment obligations, in addition to the obligations referred to above, with respect to the senior debt securities of that series or tranche;

      So long as no default or event of default with respect to the senior debt securities of any series has occurred and is continuing, we may affect either a legal defeasance or a covenant defeasance in respect of senior debt securities of that series or tranche by:

•	depositing with the Indenture trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations or a combination sufficient to pay when due all remaining indebtedness on the senior debt securities of that series;

•	delivering to the Indenture trustee either an opinion of counsel or a ruling directed to the Indenture trustee from the Internal Revenue Service to the effect, among other things, that the holders of the senior debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations; and

•	complying with specified other requirements set forth in the Indenture. (See Section 1304 of the Indenture)

Evidence to be Furnished to the Indenture Trustee

      The Indenture provides that we must periodically file statements with the Indenture trustee regarding our compliance with all conditions and covenants of the Indenture. (See Section 704 of the Indenture)

Concerning the Indenture Trustee

      We and our affiliates conduct banking transactions with the Indenture trustee in the normal course of business.

Governing Law

      The Indenture is governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles, except to the extent that the Trust Indenture Act is applicable.

BOOK-ENTRY SYSTEM

      Each series of securities offered by this prospectus may be issued in the form of one or more global debt securities representing all or part of that series of securities. This means that we will not issue certificates for that series of securities to the holders. Instead, a global security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

      The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased debt securities represented by a global security. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

      Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      We will wire principal, interest and any premium payments to the Depository or its nominee. We and the trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the applicable trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global debt security to owners of beneficial interests in a global debt security.

      Unless otherwise specified in the prospectus supplement that describes a particular series of first collateral trust bonds or senior debt securities, DTC will act as Depository for securities issued as global securities. The securities will be registered in the name of Cede & Co. (DTC’s partnership nominee).

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds debt securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of debt securities transactions, such as transfers and pledges, in deposited debt securities through electronic computerized book-entry changes in Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and specified other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and its Direct or Indirect Participants (collectively, “Participants”) are on file with the SEC.

      It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global security as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by Participants to owners of beneficial interests in a global security, and voting by Participants, will be governed by the customary practices between the Participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the Participants and not our responsibility or that of DTC or the applicable trustee.

      Securities of a series represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as Depository or if DTC ceases to be a clearing agency registered under applicable law and we have not appointed a successor Depository within 90 days; or

•	we determine not to require all of the securities of a series to be represented by a global security and notify the Indenture trustee of our decision.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents take no responsibility for the accuracy of the information.

      Any underwriters, dealers or agents of any securities may be Direct Participants of DTC.

PLAN OF DISTRIBUTION

      We intend to sell the securities offered by this prospectus to or through underwriters or dealers, and may also sell the securities directly to other purchasers or through agents, as described in the prospectus supplement relating to an issue of securities.

      The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

      In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described in the prospectus supplement.

      Under agreements which we may enter in connection with the sale of the securities, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

      No person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, that information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction to any person to whom it is unlawful to make the offer in the jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in our affairs since that date.

LEGAL OPINIONS

      Opinions relating to the legality of the first collateral trust bonds being offered by this prospectus will be rendered by our counsel, Ann E. Hopfenbeck, Assistant General Counsel, Xcel Energy Services, Inc., and LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York, a limited liability partnership including professional corporations. Opinions relating to the legality of the senior debt securities being offered by this prospectus will be rendered by our counsel, Ann E. Hopfenbeck and Jones Day, Chicago, Illinois. Certain legal matters relating to the validity of the first collateral trust bonds and senior debt securities will be passed upon for the underwriters, dealers or agents named in a prospectus supplement by Dewey Ballantine LLP, New York, New York. In giving their opinion, Dewey Ballantine LLP may rely on the opinion of Ann E. Hopfenbeck. Dewey Ballantine LLP has in the past represented, and may in the future represent, our parent company, Xcel Energy Inc., and certain of its subsidiaries in certain regulatory matters.

EXPERTS

      The consolidated financial statements and the related financial statement schedule of Public Service Company of Colorado incorporated in this prospectus, which contains a post effective amendment to a previously filed Registration Statement on Form S-3 (File No. 333-81791), by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activity”), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

$575,000,000

Public Service Company of Colorado

$300,000,000 4.375% First Collateral Trust Bonds, Series No. 14 due 2008

$275,000,000 5.50% First Collateral Trust Bonds, Series No. 15 due 2014

PROSPECTUS SUPPLEMENT

Banc One Capital Markets, Inc.

McDonald Investments Inc.

UBS Investment Bank

Citigroup

U.S. Bancorp Piper Jaffray

Wells Fargo Brokerage Services, LLC

September 2, 2003